Exhibit 10.26

DATE:        August 2007

PARTIES:

(1)           THE SEVERAL PERSONS whose respective names and addresses are set out in column 1 of part 2 of schedule 1 (together the “Sellers”); and

(2)           JUMPTV INC., a company incorporated under the laws of Canada with registered number 369888-2 and having its registered office at 463 King Street West, Suite 300, Toronto, Ontario, M5V 1K4 Canada (“Jump” or “Purchaser”).

RECITALS:

(A)          The Sellers have agreed to sell and Jump has agreed to purchase the Shares on the terms set out in this agreement.

(B)           Jump is a company that is publicly traded on AIM and the Toronto Stock Exchange.

IT IS AGREED as follows:

1.             INTERPRETATION

1.1           Defined terms

In this agreement, the following words and expressions shall have the following meanings:

“Accounting Date” means in relation to any Financial Year of the Company, the last day of that Financial Year;

“Accounts” means in relation to any Financial Year of the Company:

(1)           the statutory balance sheets of the Company as at the Accounting Date in respect of that Financial Year; and

(2)           the statutory profit and loss accounts of the Company in respect of that Financial Year;

“AIM” the market operated under such name by the London Stock Exchange plc;

“Business Day” means a day (excluding Saturday) on which banks generally are open in both Ontario, Canada and the City of London for the transaction of normal banking business;

“Brydon” means Simon Brydon of 81 Devonport Road, Shepherds Bush, London, W12 8PB;

“CA85” means the Companies Act 1985;

“CHAPS” means the clearing houses automated payment system or any other method of electronic transfer for same-day value;

“Cash Deposit” means the US$250,000 deposited with Seller’s Solicitors prior to the date of this agreement;

“Claim” means any claim made by Jump against any or all of the Sellers under this agreement including in particular (but without prejudice to the generality of the foregoing) any claim for breach of the Warranties;

“Companies Acts” means CA85, Part V of the Criminal Justice Act 1993, the Companies Consolidation (Consequential Provisions) Act 1985, the Companies Act 1989 and the Companies Act 2006 (to the extent enacted at the relevant time);

“Company” means Cycling Television Limited, a private company limited by shares and incorporated in England and Wales, short particulars of which are set out in part 1 of schedule 1;

“Completion” means completion of the sale and purchase of the Shares in accordance with clause 5;

“Completion Accounts” the profit and loss account and balance sheet of the Company as at close of business on the Effective Date which may be prepared by Jump’s accountants in accordance with Clause 4;

“Completion Date” means the date upon which Completion takes place;

“Confidential Information” means know-how, trade secrets and other information of a confidential nature wherever in the world enforceable (including, without limitation, all proprietary technical and commercial information and techniques in whatever form held, such as paper, electronically stored data, magnetic media film and microfilm or orally);

“Consideration” means the sum of the Initial Consideration and the Deferred Share Consideration;

“Continuing Director” means Brydon, being one of the Directors;

“Continuing Director’s Service Agreement” means the service agreement in the agreed form between the Company and Brydon;

“CCF” means Creative Capital Fund, limited partnership registered under the laws of England with registered number LP010216 and having its registered office at 23 Clifton Hill, London, NW8 0QE;

“CCF Group” means CCF and its partners, all of them and each of them as the context admits;

“Cause” has the meaning provided such term in the Continuing Director’s Service Agreement;

“Cost of Goods Sold” means all costs incurred in connection with the sale of products and services by the Company, including, but not limited to (I) bandwidth, co-location, hosting cost for streaming television feeds to the Company’s audience, (ii) content licensing costs payable to the Company’s content partners for Internet broadcast rights, (iii) cost of satellite, (iv) cost of production, and (v) other direct cost that associate with providing service to consumers.

“Deferred Consideration Shares Payment Date” means twenty (20) Business Days after notice of the Post-Closing Revenue Amount has been given by Jump, unless Jump or Sellers have requested an audit to determine the Post-Closing Revenue Amount, in which case it is the 5th day after the such audit has been completed and the results thereof delivered to Jump and the Sellers (unless such day is not a Business Day in which case it shall be the next Business Day after such 5th day);

“Deferred Consideration Shares” means such number (if any) of common shares of Jump to be issued credited as fully paid up and free of any Encumbrances (other than in accordance with clause 3.6) pursuant to clause 3.4 and which are traded on AIM;

“Directors” means the persons listed as directors of the Company in part 1 of schedule 1;

“Disclosed” means fairly disclosed to an appropriate level of detail (i.e., with sufficient detail to enable a reasonable buyer to identify the nature and scope of the matter disclosed) by the Disclosure Letter in the case of the Warrantors and “Disclosure” shall be construed accordingly;

“Disclosure Bundle” means the documents disclosed by or on behalf of the Sellers during the course of Jump’s due diligence investigations and indexed and ordered into disclosure bundles;

“Disclosure Letter” means the letter in the agreed form of the same date as this agreement (including the contents of any schedule or appendix thereto and the Disclosure Bundle) from the Warrantors to Jump together with all documents annexed to it;

“Effective Date” mean 31 July 2007, notwithstanding the date of this agreement;

“Encumbrance” means any Security Interest, Pre-emption Right, restriction, assignment, hypothecation, or any other interest, equity or other right of any person, or any agreement or arrangement to create any of the same and Unencumbered” shall be construed accordingly;

“Escrow Account” means the Escrow Agent’s ordinary escrow account in which the Escrow Agent shall hold any distributions, dividends or other payments payable in respect of the Escrow Deposit and all cash proceeds realized upon the sale of any and all of the Escrow Deposit in accordance with the Escrow Agreement;

“Escrow Agent” means Pedley, Zielke, Gordinier & Pence PLLC;

“Escrow Agreement” means the agreement in the agreed form between the Sellers, Jump and the Escrow Agent relating to the Escrow Deposit;

“Escrow Deposit” means the Escrow Account and the Deferred Consideration Shares delivered to, and held by the Escrow Agent pursuant to clause 3.4 and the Escrow Agreement;

“Financial Year” shall be construed in accordance with s223 CA85;

“GAAP” means Canadian generally accepted accounting principles;

“Good Reason” has the meaning provided such term in the Continuing Director’s Service Agreement;

“Gross Margin” means Gross Profit divided by Revenue;

“Gross Profit” means Revenues minus Cost of Goods Sold;

“Initial Consideration” means the aggregate amount of US$2,207,000 in cash (which amount includes the Cash Deposit and all interest earned thereon) and the Initial Consideration Shares;

“Initial Consideration Shares” means the number of common shares of Jump calculated in accordance with clause 3.2 and issued credited as fully paid up and free of any Encumbrances (other than in accordance with clause 3.6) and which are traded on AIM;

“Intellectual Property” means rights in and in relation to Confidential Information, trade marks, service marks, trade and business names, logos and get up (including any and all goodwill associated with or attached to any of the same), domain names, patents, inventions (whether or not patentable), designs, copyrights (including, without limitation, rights in software), database rights, semi-conductor topography rights, utility models and all rights or forms of protection having an equivalent or similar nature or effect anywhere in the world, whether enforceable, registered, unregistered or registerable (including, where applicable, all renewals, extensions and applications for registration) and the right to sue for damages for past and current infringement (including passing off and unfair competition) in respect of any of the same;

“Internet TV” means the delivery via Internet Protocol of video and related audio content from a source to a target device whether it be to a regular TV (including via a direct connection from a computer or set top box), a computer, or a portable device (including but not limited to a mobile phone) with such content being transmitted live or on and on demand basis;

“Issue Price” means the US$ price equal to the greater of (a) the volume weighted-average closing price per common share of the Purchaser quoted on the Toronto Stock Exchange based on the 5 Trading Days prior to the Completion Date and (b) the sum of the closing price per common share of the Purchaser quoted on the Toronto Stock Exchange on each of June 29 2007, July 31 2007, August 31 2007 and 28 September 2007, divided by four;

“Jump Group” means the group of companies comprising Jump , any holding company from time to time of Jump and any subsidiary of Jump (including, following Completion, the Company) or of any such holding company and “member of the Jump Group” shall be construed accordingly;

“Last Accounting Date” means 31 December 2006;

“Last Accounts” means the Accounts of the Company in respect of the Financial Year ended on the Last Accounting Date a true copy of which is annexed to the Disclosure Letter;

“Losses” includes, in respect of any matter, event or circumstance, all demands, claims, actions, proceedings, damages, payments, fines, penalties, losses (including direct, indirect and consequential), costs (including legal costs), expenses (including taxation), disbursements or other liabilities in any case of any nature whatsoever;

“Management Accounts” means the unaudited balance sheet of the Company as at 31 May 2007 and the unaudited profit and loss account of the Company for each of the monthly periods from 1 January 2007 to 31 May 2007 inclusive in the agreed form;

“Moral Rights” means the rights of an author of a copyright literary, dramatic, musical or artistic work or a director of a copyright film (“Work”) to be identified as the author or director (as the case may be) of the Work, not to have Work subjected to derogatory treatment and not to have a Work falsely attributed to him as the author or director (as the case may be) in each case wherever in the world enforceable;

“Post-Closing Revenue Amount” shall be the revenues of the Company for the period beginning August 1, 2007 and ending on July 31, 2009 determined in accordance with clause 3.4;

“Planning Acts” means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990 and the Planning and Compensation Act 1991 and any amendment or substitution of such act from time to time and the Rules, Regulations and Orders made under them or continued by them as they apply from time to time;

“Pre-emption Right” means any right to acquire, option, right of first refusal or other right of pre-emption or any agreement or legally binding arrangement to create any of the same;

“Proceedings” means any proceedings, suit or action arising out of or in connection with this agreement;

“Properties” means the property or properties short particulars of which are set out in schedule 8;

“Purchaser” means JumpTV Inc., a company incorporated under the laws of Canada with registered number 369888-2 and having its registered office at 463 King Street West, Suite 300, Toronto, Ontario M5V 1K4 Canada;

“Purchaser’s Senior Management” means each of G. Scott Paterson, Kaleil Isaza Tuzman and Jason Reid (or any subsequent CEOs, Presidents or CFOs);

“Purchaser’s Solicitors” means Pedley Zielke Gordinier & Pence, PLLC of 2000 Meidinger Tower, 462 South 4th Street, Louisville, KY 40202 USA and Berwin Leighton Paisner LLP of Adelaide House, London Bridge, London EC4R 9HA, UK,DX 92 London/Chancery Lane;

“Purchaser’s Warranties” the warranties given by the Purchaser in clause 7 and schedule 6;

“Relevant Accounting Standards” means, in relation to any Accounts, any of the following in force on the relevant Accounting Date, namely any applicable Statement of Standard Accounting Practice, Financial Reporting Standard, Urgent Issues Task Force Abstract or Statement of Recommended Practice issued by the UK Accounting Standards Board (or any successor body) or any committee of it or body recognised by it;

“Remaining Sellers” means the Sellers other than the Warrantors;

“Remaining Sellers’ Warranties” means the warranties given by each of the Remaining Sellers in Clause 8.2 and Schedule 4;

“Restricted Shares” means that portion of the Initial Consideration Shares and the Deferred Consideration Shares as are subject to transfer restrictions pursuant to clause 3.6;

“Revenues” means increases in economic resources, either by way of inflows or enhancements of assets or reductions of liabilities, resulting from the ordinary activities of an entity.  Revenues are generally recognized when performance is achieved and reasonable assurance regarding measurement and collectibility of the consideration exists.

“Security Interest” means any mortgage, charge, pledge, lien, title retention, sale and leaseback arrangement or any other agreement or arrangement having the effect of conferring security;

“Sellers’ Representative” shall mean John Handley of Mintz Cottage, Chaddesley Corbett, Kidderminster, Worcestershire DY1O 4RF; or such other person as notified in writing either by John Handley for by the remainder of the Sellers;

“Sellers’ Solicitors” means LLC Law of 4 Bramber Court, Bramber Road, London, W14 9PW;

“Senior Management” means each of Brydon, Steven Masters, Anthony McCrossan and Paul Thatcher;

“Shareholder Guarantees” means all guarantees, indemnities, counter-indemnities and letters of comfort of any nature whatsoever (1) given to any third party by the Company in respect of a liability of the Sellers and/or as the context may require (2) given to any third party by all or any of the Sellers in respect of a liability of the Company;

“Shareholder Indebtedness” means all borrowing or indebtedness in the nature of borrowing (including any indebtedness for monies borrowed or raised under any bank or third party guarantee, acceptance credit, bond, note, bill of exchange or commercial paper, letter of credit, finance lease, hire purchase agreement, forward sale or purchase agreement or conditional sale agreement or other transaction having the commercial effect of borrowing and all finance, loan and other obligations of a kind required to be included in the balance sheet of a company or other entity pursuant to UK Relevant Accounting Standards) outstanding between the Company on the one hand and any of the Sellers on the other hand;

“Shares” means the entire issued share capital of the Company as shown in part 1 of schedule 1;

“Tax” means:

(a)           any form of tax, and any levy, duty impost, deduction, or withholding in the nature of tax whether governmental, statutory, state, provincial, local governmental or municipal whenever created or imposed and whether of the United Kingdom, part of the United Kingdom or elsewhere; and

(b)           all charges, surcharges, interest, penalties and fines relating to any Tax falling within paragraph (a) of this definition;

“Taxation Liability” includes:

(a)           a liability to make a payment of Tax where the Company is in receipt of a Tax claim whether or not such Tax is also or alternatively chargeable against or attributable to any other person;

(b)           the loss of any relief taken into account in the Last Accounts; and

(c)           Tax arising in the Company from the setting off or deduction in whole or in part of any reliefs arising after the Effective Date against income, profits or gains earned, accrued or received on or before the Effective Date or any Tax arising in respect of the period before the Effective Date;

“Tax Authority” means Her Majesty’s Revenue and Customs (which shall include without limitation its predecessors, the Inland Revenue and HM Customs and Excise) and any other governmental, state, federal or other fiscal, revenue, customs, or excise authority, department, agency, body or office whether in the United Kingdom or elsewhere in the world having authority or jurisdiction for any Tax purpose;

“Tax Claim” means any assessment, notice, demand or other document issued or action taken by or on behalf of any Tax Authority or any form of return, computation or self-assessment required by law from which it appears that the Company is subject to or is sought to be made subject to, or will or might become subject to, any Taxation Liability;

“Taxes Act” means the Income and Corporation Taxes Act 1988;

“Trading Day” means a day on which the Toronto Stock Exchange is open for the transaction of business;

“Transaction Documents” means this agreement, the Disclosure Letter and the Continuing Director’s Employment;

“VATA” means the Value Added Tax Act 1994;

“Warranties” means the warranties given in clause 7 and schedule 3; and

“Warrantors” means Brydon, Steven Masters, Anthony McCrossan, Paul Thatcher and Euan Drummond.

1.2           Statutory provisions

All references to statutes, statutory provisions, enactments, EU Directives or EU Regulations shall include references to any consolidation, re-enactment, modification or replacement of the same, any statute, statutory provision, enactment, EU Directive or EU Regulation of which it is a consolidation, re-enactment, modification or replacement and any subordinate legislation in force under any of the same from time to time except to the extent that any consolidation, re-enactment, modification or replacement enacted after the date of this agreement would extend or increase the liability of any party to another under this agreement.

1.3           Holding company and subsidiary

A company or other entity shall be a “holding company” for the purposes of this agreement if it falls within either the meaning attributed to that term in ss736 and 736A CA85 or the meaning attributed to the term “parent undertaking” in s258 CA85, and a company or other entity shall be a “subsidiary” for the purposes of this agreement if it falls within either the meaning attributed to that term in ss736 and 736A CA85 or the meaning attributed to the term “subsidiary undertaking” in s258 CA85, and the terms “subsidiaries” and “holding companies” are to be construed accordingly.

1.4           Recitals, schedules, etc.

References to this agreement include the recitals and schedules which form part of this agreement for all purposes.  References in this agreement to the parties, the recitals, schedules and clauses are references respectively to the parties and their legal personal representatives, successors and permitted assigns, the recitals and schedules to and clauses of this agreement.

1.5           Meaning of references

Save where specifically required or indicated otherwise:

(a)           words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof;

(b)           references to a person shall include any individual, firm, body corporate, unincorporated association, government, state or agency of state, association, joint venture or partnership, in each case whether or not having a separate legal personality.  References to a company shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established;

(c)           references to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(d)           references to any English statutory provision or legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or other legal concept, state of affairs or thing shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English statutory provision or legal term or other legal concept, state of affairs or thing;

(e)           any reference to “writing” or “written” includes any method of reproducing words or text in a legible and non-transitory form but, for the avoidance of doubt, shall not include e-mail;

(f)            references to “indemnify” and to “indemnifying” any person against any Losses by reference to any matter, event or circumstance includes indemnifying and keeping that person indemnified against all Losses from time to time made, suffered or incurred as a direct or indirect consequence of or which would not have arisen but for that matter, event or circumstance;

(g)           references to “sterling” or “£” or “pounds” are to the lawful currency of the United Kingdom as at the date of this agreement.  References to “dollar” or “US$” or “$” are to the lawful currency of the United States of America at the date of this agreement.  References to “Euro” or “€” are to the single currency of the European Union constituted by the Treaty on European Union; and

(h)           references to times of the day are to that time in London and references to a day are to a period of 24 hours running from midnight to midnight.

1.6           Headings

Clause and paragraph headings and the table of contents are inserted for ease of reference only and shall not affect construction.

1.7           Connected persons

Section 839 Taxes Act is to apply to determine whether one person is connected with another for the purposes of this agreement.

1.8           Awareness

(a)           Where any statement is qualified by the expression “to the best of the knowledge of the Warrantors” or “so far as the Warrantors are aware” or any similar expression, the Warrantors shall be deemed to have knowledge of:

(i)            anything of which the Warrantors have actual knowledge; and

(ii)           anything of which they would have had knowledge had they made reasonable enquiry of the Senior Management immediately before giving the statement.

(b)           Where any statement is qualified by the expression “to the best of the knowledge of the Purchaser” or “so far as the Purchaser are aware” or any similar expression, the Purchaser shall be deemed to have knowledge of:

(i)            anything of which the Purchaser has actual knowledge; and

(ii)           anything of which it would have had knowledge had it made reasonable enquiry of the Purchaser’s Senior Management immediately before giving the statement.

2.             SALE AND PURCHASE OF SHARES

2.1           Sale and purchase of Shares

(a)           Subject to the provisions of clause 2.6, each Seller shall at Completion sell and the Purchaser shall buy in the proportions shown in column 3 of Part 2 of schedule 1 (relying on the Warranties and Creative Warranties and the other obligations of the Sellers under this agreement) the entire legal and beneficial ownership in the Shares listed against that Seller’s name in column 2 of part 2 of schedule 1 with the rights and subject to the restrictions attaching to those Shares in the articles of association of the Company but otherwise free from all Encumbrances.

(b)           Each Seller severally and individually warrants and represents to the Purchaser that he/it has full power and the right to sell and transfer the legal and beneficial title in the Shares listed against that Seller’s name in column 2 of part 2 of schedule 1 on the terms set out in this agreement with full title guarantee.

2.2           Rights attaching to the Shares

The Shares shall be sold together with all rights attaching to them, including all rights to any dividend or other distribution declared, made or paid after the Effective Date.

2.3           Waiver of restrictions on transfer

Each Seller hereby irrevocably waives and agrees to procure the waiver of any restrictions on transfer (including rights of pre-emption) which may exist in relation to the Shares, whether under the articles of association of the Company, any existing shareholders agreement in respect of the Shares or otherwise.

2.4           Sale of all the Shares

The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the sale of all the Shares is completed simultaneously in accordance with this agreement.

2.5           Termination of any existing agreements in respect of the Shares

Any agreement involving the Sellers with respect to the Shares shall be terminated.

2.6           Effective Date

Notwithstanding the Completion Date, but subject always to Completion having taken place and the cash element of the Initial Consideration having been received by or on behalf of the Sellers, ownership of, and all risk and benefit in, the Shares shall be deemed to have passed from the Sellers to the Purchaser on the Effective Date.

3.             CONSIDERATION

3.1           Total price

The total price for the Shares to be paid by the Purchaser to the Sellers shall be the Consideration.

3.2           Calculation of Initial Consideration Shares

The number of Initial Consideration Shares shall be such number of common shares of the Purchaser as shall at the Issue Price have a value in aggregate of US$2,743,000.

3.3           Satisfaction of Initial Consideration

The Initial Consideration shall be satisfied by the allotment and issuance of the Initial Consideration Shares by Jump in an amount to Brydon with a value equal to US$734,500 and to the other Sellers (other than Brydon) with a value equal to US$2,008,500 on the basis and to the extent and in the proportions indicated in column 4 of part 2 of schedule 1; and the payment of US$418,344 in cash to Brydon and US$1,788,656 in cash to the other Sellers (other than Brydon) by Jump on the basis and to the extent and in the proportions indicated in column 4 of part 2 of schedule 1.  No fraction of an Initial Consideration Share shall be allotted or issued to the Sellers and the number of Initial Consideration Shares shall be rounded to the nearest whole number.  Of the total US$2,207,000 deliverable pursuant to this clause 3.3, the Sellers acknowledge receipt of US$250,000 which was previously deposited with Seller’s Solicitors as the Cash Deposit and is being applied to the Initial Consideration payable at Completion.

On September 28, 2007 the Initial Consideration Shares shall be issued or deemed issued by Jump and shall thereafter be delivered by Jump on or before October 8, 2007 to each of the Sellers in the form of share certificates made out in their respective names or in the names of their nominees.

3.4           Calculation and satisfaction of Deferred Consideration

Brydon and the Sellers will be eligible to receive up to a maximum number of Deferred Consideration Shares as is equal to the quotient of US$6,790,000 divided by the Issue Price, of which 23.27% of such Deferred Consideration Shares shall be reserved exclusively for issuance to Brydon and 76.73% of such Deferred Consideration Shares shall be reserved exclusively for the Sellers other than Brydon.  On September 28, 2007 the maximum number of Deferred Consideration Shares shall be issued or deemed issued by Jump and shall thereafter be delivered by Jump on or before October 8, 2007 to the Escrow Agent to be held in accordance with the Escrow Agreement; the certificates for which shall be made out in the names of the respective Sellers or their nominees in accordance with the percentages set out in this clause 3.4, provided that any fractional shares resulting from such percentages shall be disregarded.  On the Deferred Consideration Shares Payment Date:

(a)           Brydon, if he (i) is then employed by the Company, (ii) has ceased to be employed by the Company because his employment has been terminated by the Company for any reason other than Cause or (iii) if he has ceased to be employed by the Company because he resigned for Good Reason, shall receive (subject to the maximum provided above) in addition to Brydon’s portion of the Initial Consideration, a number of Deferred Consideration Shares as is determined by dividing (I) the sum of (A) US$1.00 for every £0.74 that Post-Closing Revenue Amount exceeds £3,341,493 up to a maximum Post-Closing Revenue Amount of £4,176,866 and (B) US$1.00 for every £2.78 that the Post-Closing Revenue Amount exceeds £4,176,866 by (ii) the Issue Price; and

(b)           the Sellers other than Brydon shall receive in the proportions indicated in column 5 of part 2 of schedule 1 a number of additional shares (subject to the maximum provided above) as is determined by dividing (i) the sum of (A) US$1.00 for every £0.23 that Post-Closing Revenue Amount exceeds £3,341,493 up to a maximum Post-Closing Revenue Amount of £4,176,866 and (B) US$1.00 for every £0.81 that the Post-Closing Revenue Amount exceeds £4,176,866 by (ii) the Issue Price;

and the Purchaser shall instruct the Escrow Agent to deliver such Deferred Consideration Shares to the Sellers in accordance with their pro-rata entitlement and any monies in the Escrow Account to the Sellers’ Solicitors, PROVIDED THAT the Purchaser shall not have notified the Sellers and/or Warrantors in writing of a Claim.  If by such time such a Claim shall have been so notified, the provisions of clause 3.5 shall apply.

Any conflicting provision of this agreement notwithstanding, except as otherwise specifically agreed to in writing by the Purchaser, the Post-Closing Revenue Amount shall include (a) all revenue that is included in any revenue line of the three year financial forecast for the Company, attached as Schedule 9 (the “Forecast”) and (b) all other types of revenue generated by the Company which are not included in any revenue line of the Forecast and which generate a Gross Margin of 73% or more for the last 5 months in the year ending 31 December 2007, 75% or more in the year ending 31 December 2008 and 73% or more for the first 7 months in the year ending 31 December 2009.  The foregoing and clause 7.2 notwithstanding, the Company shall use its best efforts to obtain and engage only in transactions or a series of related transactions which it believes will make a positive Gross Profit as determined by reference to its existing and historical operations and to its anticipated future operating environment and shall not engage in any transactions or a series of related transactions that it believes may not make a positive Gross Profit unless it has been approved in writing by a majority of its then serving directors.  The Post-Closing Revenue Amount shall be determined in accordance with GAAP and in accordance with the same methods used to calculate the Forecast, all as determined in good faith by the Purchaser; provided that for a period of twenty (20) Business Days after the Purchaser gives the Sellers its calculation of such amount either the Purchaser or Sellers may request (by written notice to the other) an audit to determine the Post-Closing Revenue Amount, which audit will be conducted by a firm of accountants mutually agreed by the Purchaser and Sellers, and failing such agreement within five (5) Business Days, such firm of accountants as the President for the time being of the Institute of Chartered Accountants in England and Wales may appoint (all costs and expenses of which are to be shared) and the amount so determined by such firm of accountants thereafter will be binding on the Purchaser and the Sellers as the Post-Closing Revenue Amount for purposes of this agreement.  Notice of the Post-Closing Revenue Amount shall be given by Jump to the Sellers no later than the 13th of August 2009.  Jump shall provide the Sellers, their representatives and/or accountants, and the firm of accountants appointed to audit the Post-Closing Revenue Amount, with such information, access and assistance as they may reasonably require, including without limitation access to the accounting records, software, books and registers of the Company, for the purpose of reviewing and/or auditing the Post-Closing Revenue Amount.  Should the notice of the Post-Closing Revenue Amount be given by Jump to the Sellers after the 13th of August 2009 or should Jump be the party to request an audit, then interest in accordance with clause 17 on the value of the Deferred Consideration Shares shall be calculated with effect from when the Deferred Consideration Shares Payment Date would have fallen had such notice been given on the 13th of August 2009.  For avoidance of doubt, any unearned Deferred Consideration Shares will be deemed redeemed by Jump for no additional consideration.

3.5           Consideration Settlement in the Event of a Claim:

(a)           For purposes of this Clause 3.5, the number of Deferred Consideration Shares that the Escrow Agent shall retain or that the Purchaser shall be entitled to deduct as satisfaction (or part satisfaction) of any liability, shall be the number as is equal to the quotient of (i) the amount of the estimated liability or actual liability (if same has been settled or determined) divided by (ii) the volume weighted-average closing price per common share of the Purchaser quoted on the Toronto Stock Exchange based on the 5 Trading Days prior to the Deferred Consideration Shares Payment Date (in the case of clause 3.5(b)(iii) or 3.5(b)(iv)) or the date of actual release to the Purchaser (in the case of clause 3.5(b)(vi)).

In the event that the common stock of the Purchaser has been delisted, the number of Deferred Consideration Shares that the Escrow Agent shall retain or that the Purchaser shall be entitled to deduct as satisfaction (or part satisfaction) of any liability, shall be the number as is equal to the quotient of (i) the amount of the estimated liability or actual liability (if same has been settled or determined) divided by (ii) the volume weighted-average closing price per common share of the Purchaser quoted on the Toronto Stock Exchange based on the 30 Trading Days prior to the date such shares are delisted.

(b)           The Purchaser and Sellers agree that:

(i)            No Deferred Consideration Shares or anything else shall be released from the Escrow Deposit except as provided in this clause 3.5.

(ii)           To the extent that there are no Claims notified as of the eighteen month anniversary of the Effective Date, then on the Deferred Consideration Shares Payment Date the Purchaser and the Sellers shall instruct the Escrow Agent to release the Escrow Deposit and the Escrow Agent shall promptly thereafter cause all the Deferred Consideration Shares to be transferred to the Sellers in accordance with the requirements of clause 3.4 and any monies in the Escrow Account to the Sellers’ Solicitors.

(iii)          To the extent that on the Deferred Consideration Shares Payment Date any Claim against one or more Sellers has been settled or determined, but not yet paid to the Purchaser, the Purchaser shall be entitled to deduct pro-rata from such portion of the Escrow Deposit as is payable to such Seller(s) an amount equal to the amount of such Seller’s liability in respect of the Claim (as so settled or determined) in satisfaction (or part satisfaction, as the case may be) of the relevant Seller’s liability.  Any Deferred Consideration Shares so deducted will be deemed redeemed by Jump for no additional consideration, apart from the settlement of all or a part of the relevant Seller’s liability.

(iv)          To the extent that the Sellers and Escrow Agent have been notified of one or more Claims against any one or more Sellers, and provided that such Claims have not been settled or determined and/or the amounts proven payable in respect of such settlement or determination paid, then the Sellers and the Purchaser shall instruct the Escrow Agent to retain from each such Seller’s entitlement to the Escrow Deposit an amount equal to such Seller’s pro rata share of the estimated liability of the Claims as notified, provided that should any such Claim lapse or have lapsed in accordance with paragraph 3.2 of Schedule 5, then the amounts so retained shall immediately be released and transferred to the relevant Sellers.

(v)           The balance of the Escrow Deposit which is not subject to any such Claims shall be released and transferred to the Sellers in accordance with the provisions of clause 3.4.

(vi)          As soon as practicable after any Claim against any one or more Sellers is settled or otherwise determined (but in any event no more than 10 Business Days thereafter), the Purchaser and Sellers shall instruct the Escrow Agent to release such amount of the relevant Seller’s entitlement to the Escrow Deposit back to Purchaser, as necessary to satisfy (or part satisfy) the settled or determined Claim, unless the Purchaser has elected not to accept any shares making up part of the Deferred Consideration Shares as settlement of such Claims.  The Sellers acknowledge that their obligation to pay or settle any Claim shall be their personal liability and shall not be paid from a reduction of the Deferred Consideration Shares except with the consent of Purchaser, which can be refused in its sole discretion.  Where the Purchaser elects not to be paid from a reduction of the Deferred Consideration Shares or where after the satisfaction of any Seller’s liability a balance of the Escrow Deposit remains payable to such Seller, then such Deferred Consideration Shares or balance of Escrow Deposit shall immediately be released to the relevant Seller.

(vii)         Any bank or other charges arising on the Escrow Account shall be charged to the Escrow Account.

(viii)        Any interest or profit accruing to the Escrow Account (subject to any deduction of tax at source and any bank or other charges properly charged to the Escrow Account) shall be retained in the Escrow Account.  Each time funds are paid out of the Escrow Account such funds shall have added to them the corresponding proportion of the interest and profit accrued to the Escrow Account (subject to any deductions as above).

(ix)           The Escrow Deposit shall be held by the Escrow Agent for the benefit of the Sellers and the Purchaser and on the terms set out in this clause 3.5(b).  The Sellers and Purchaser shall as and when necessary give instructions to the Escrow Agent in order to procure compliance with this clause 3.5(b).

(x)            The Purchaser and Sellers shall direct the Escrow Agent to maintain a ledger (the “Escrow Ledger”) setting forth (i) all income or other items earned on and distributions from or other items charged against the Escrow Deposit and (ii) with respect to any distribution pursuant to this agreement, the provision of this agreement pursuant to which such distribution has been made.  The Purchaser and Sellers shall each have access to the Escrow Ledger from time to time during business hours.

(c)           For the avoidance of doubt nothing contained in this clause 3.5 shall prejudice the right of the Purchaser to recover against any Seller in respect of any Claim (whether such Claim is made before or after the eighteen month anniversary of the Effective Date) otherwise than in accordance with the provisions of this clause 3.5.

(d)           Any amounts or shares payable / transferable to the Purchaser out of the Escrow Deposit in accordance with the terms of this clause 3.5 shall (to the extent permissible at law) be treated as a reduction of the Consideration.

(e)           For the purposes of clause 3.5, “settlement” shall mean an agreement in writing signed by or on behalf of the relevant Sellers and the Purchaser in respect of one or more relevant Claims and a “determination” shall mean a judgement of any court of competent jurisdiction in England and Wales and “settled” and “determined” shall be construed accordingly.

3.6           Transfer restrictions

(a)           On September 28, 2007 the Initial Consideration Shares shall be issued or deemed issued by Jump and shall thereafter be delivered by Jump on or before October 8, 2007.  The Initial Consideration Shares shall constitute Restricted Shares.  Of the total Initial Consideration Shares received by each Seller, 38.5% shall cease to be Restricted Shares on each of the 6 month and 12 month anniversary of the Effective Date and the remaining 23% shall cease to be Restricted Shares on the 18 month anniversary of the Effective Date, subject always to clause 3.6(d) below.  The Purchaser shall use its reasonable efforts to introduce the Sellers to stockbrokers after Completion in order to help facilitate their sale of the Initial Consideration Shares.

(b)           Subject always to clause 3.6(d) below, with respect to the Deferred Consideration Shares delivered to the Sellers pursuant to this agreement, and subject to applicable laws and regulations as in effect from time to time 50% of such shares shall cease to be Restricted Shares on the later of the date of receipt or 30 September 2009 and the remainder of such shares shall cease to be restricted Shares on 30 September 2010.  The delivery of any Deferred Consideration Shares shall remain in all events subject to the foregoing parts of this clause 3.

(c)           Subject always to clause 3.6(d) below, each Seller agrees that so long as any Initial Consideration Shares or Deferred Consideration Shares it receives constitute Restricted Shares it will not with respect to such Restricted Shares, (i) offer to sell, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any Restricted Shares or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Restricted Shares, whether any such swap transaction is to be settled by delivery of the Restricted Shares or other securities, in cash or otherwise.

(d)           Notwithstanding the above, if a Claim against a Seller has been settled or determined, then all restrictions, on such amount of the Initial Consideration Shares or Deferred Consideration Shares (to the extent they have actually been “earned” by the Sellers in accordance with clause 3.4) as is required by any Seller to satisfy such Claim against such Seller, shall be removed and the Seller shall be entitled to sell, transfer or otherwise dispose of such shares.  Further, the Sellers shall be entitled to transfer such shares amongst themselves or to a nominee, provided that any such shares so transferred to another of the Sellers shall still be subject to the restrictions in clause 3.6(c).

(e)           With respect to any Initial Consideration Shares or Deferred Consideration Shares that cease to be Restricted Shares, the Purchaser shall cause such shares to be freely tradable on AIM.

3.7           Costs of issuing shares

The Purchaser shall be solely responsible for the payment of any tax, duty, fees, costs or other amounts payable on the issue of the Initial Consideration Shares and the Deferred Consideration Shares.

4.             COMPLETION ACCOUNTS

4.1           The Purchaser may wish to prepare Completion Accounts after the Completion Date and the Sellers shall, at the Purchaser’s cost, lend such reasonable assistance as required by the Purchaser in the preparation of such accounts and shall use reasonable endeavours to ensure that the Sellers’ accountants, at the Purchaser’s cost, provide such reasonable assistance to the Purchaser and/or its accountants.

4.2           Notwithstanding the preparation of the Completion Accounts, the outcome thereof shall not affect or adjust the Consideration payable to the Sellers pursuant to this agreement.

4.4           All costs associated with the preparation of the Completion Accounts will be borne by the Purchaser.

5.             COMPLETION

5.1           Timing

Completion shall take place as soon as reasonably practical after the signing of this agreement.

5.2           Location

Completion shall take place at the offices of the Purchaser’s UK Solicitors when all (but not some only) of the events detailed in this clause 5 shall occur.

5.3           Sellers’ obligations at Completion

At Completion, the Sellers shall:

(a)           deliver (or cause to be delivered) to the Purchaser the items listed in part 1 of schedule 2 (the Purchaser receiving those items, where appropriate, as agent of the Company); and

(b)           procure that all necessary steps have been taken properly to effect the matters listed in part 2 of schedule 2 at a board meeting of the Company and deliver to the Purchaser duly signed minutes of such board meeting.

5.4           Purchaser’s obligations at Completion

At Completion, the Purchaser shall do or deliver (or cause to be delivered) to the Sellers the matters or items listed in part 3 of schedule 2.

5.5           Receipt of funds and stock certificates

The Sellers hereby confirm that the Sellers’ Solicitors are irrevocably authorised by the Sellers to receive:

(a)           the payment of the cash elements of the Initial Consideration and Deferred Consideration Shares on the Sellers’ behalf and the receipt by the Sellers’ Solicitors shall be an absolute discharge for the Purchaser who shall not be concerned to see to the application thereof or be answerable for the loss or misapplication of such sum; and

(b)           the share certificates in respect of the Initial Consideration Shares and Deferred Consideration Shares allotted and issued to any of the Sellers or their nominees.

5.6           No Waiver

If, notwithstanding the occurrence of any fact, matter or event which would otherwise give rise to a right to terminate this agreement under this clause 5, any party proceeds to Completion, the fact that they have proceeded to Completion shall not constitute a waiver of any right or entitlement of that party to make any claim under the Transaction Documents, provided that none of the parties shall be entitled to rescind or terminate this agreement after Completion.

6.             COVENANTS

6.1           Restrictions of Brydon

Brydon covenants with the Purchaser and the Company (with the intention of assuring to the Purchaser the full benefit and value of the goodwill and connections of the Company and as a constituent part of the agreement for the sale of the Shares) that, except with the consent in writing of the

Purchaser or in the proper performance of his duties under the Continuing Director’s Service Agreement:

(a)           for the period of two (2) years after the Effective Date, he will not within any country in which the Company is carrying on business at the Effective Date or anywhere else in the world either on his own account or in conjunction with or on behalf of any other person, carry on or be engaged, concerned or interested, directly or indirectly, whether as shareholder, director, partner, agent or otherwise, in carrying on any business involving the broadcast of cycling events or footage through the medium of Internet TV which competes with the business carried on by the Company at the Effective Date (other than as a holder of shares in a company carrying on such a business where the shareholding is for investment purposes only and does not confer any control over the business in question).

(b)           for the period of two (2) years after the Effective Date, he will not, either on his own account or in conjunction with or on behalf of any other person, interfere or seek to interfere with the continuance of supplies to the Company from any person who shall at any time within the 12 months preceding the Effective Date have been a supplier of goods or services to the Company;

(c)           for the period of two (2) years after the Effective Date, he will not, either on his own account or in conjunction with or on behalf of any other person, solicit or entice away or attempt to solicit or entice away from the Company, offer employment to or employ any person (save where such person has voluntarily resigned prior to any offer of employment or has responded to an advertisement made to the general public) who is at the Effective Date or who was at any time during the period of twelve months immediately preceding the Effective Date employed in a managerial, supervisory, technical or sales capacity by, or engaged as a consultant to, the Company and who remains so employed or engaged immediately prior to the relevant breach of this clause 6.1(c) (whether or not such person would commit a breach of contract by reason of leaving such employment or engagement);

(d)           he will not for a period of 3 years after the termination of his employment make use of or disclose or divulge to any person (other than to officers or employees of the Company whose province it is to know the same) any Confidential Information relating to the Company unless:

(i)            required by law or any governmental or regulatory body in any jurisdiction; or

(ii)           the relevant information was or becomes in the public domain (other than by reason of a breach of this clause by Brydon);

(e)           if, in connection with the business or affairs of the Company, he shall have obtained Confidential Information belonging to any third party under an agreement purporting to bind the Company which contained restrictions on disclosure, he will not without the previous written consent of the Purchaser and, if appropriate, the relevant third party at any time infringe such restrictions; and

(f)            he will not at any time hereafter in relation to any trade, business or company use a trade name, trade or service mark, design or logo in such a way as to be capable of or likely to be confused with any trade name, trade or service mark, design or logo used by the Company at the Effective Date (whether registered or not).

6.2           Severance

Each of the restrictions contained in clauses 6.1(a) to 6.1(f) is separate and severable and in the event of any such restriction being determined to be unenforceable in whole or in part for any reason, that unenforceability shall not affect the enforceability of the remaining restrictions or (in the case of restrictions unenforceable in part) the remainder of that restriction.

6.3           Exception from Brydon restrictions

The restrictions contained in clause 6.1 shall be without prejudice to performance by and shall not limit the restrictions on the Continuing Director under the terms of agreements entered into pursuant to this agreement.

6.4           Modification of Brydon restrictions

While the restrictions contained in clauses 6.1, 6.2 and 6.3 are considered by the parties to be reasonable in all the circumstances, it is recognised that restrictions of the nature in question may fail for technical reasons and accordingly it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Purchaser but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope, the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

7.             PURCHASER’S OBLIGATIONS

7.1           Working Capital

The Purchaser shall make a total amount of US$260,000 (two hundred and sixty thousand US dollars) available for use by the Company as working capital (the “Working Capital Amount”).

7.2           Restrictions on Purchaser

The Purchaser irrevocably agrees and undertakes that until 31 July 2009 it shall not, without the consent of the Sellers, such consent not to be unreasonably withheld, conditioned or delayed,:

(a)           unless required by law, make or pass or procure to be made or passed any petition or resolution for the winding up or dissolution of the Company, or any other insolvency procedure, or for the consolidation or amalgamation of the Company with any company, association, partnership or legal entity and shall use its best endeavours to resist any such petition or resolution;

(b)           cease (directly or indirectly) to be the beneficial owner of the whole of the issued share capital of the Company nor sell or otherwise dispose of or encumber any shares in the Company (or any interest therein) or procure or allow the allotment of any further shares in the Company;

(c)           procure or allow any change in the registered or trading name(s) or corporate identity of the Company;

(d)           change the country or territory in which the Company operates its business or is registered;

(e)           divert the revenue from any current or prospective customers, subscribers, advertisers or other streams of revenue of the Company to any member of the Jump Group or any other person nor make a transfer to the Company of any onerous undertaking or obligation of the Purchaser or any member of the Jump Group or any other person;

(f)            take or allow any member of the Jump Group to take any act to deliberately frustrate or prejudice the amount of revenue which the Company might otherwise achieve;

(g)           allow the sale or provision by the Company of any goods or services to the Purchaser or any member of the Jump Group, or the purchase by the Company from the Purchaser or any member of the Jump Group of any goods or services at a price other than a commercial arms length rate for the goods or services in question;

(h)           make any change to the nature of the business of the Company or allow any business activities to be merged with those of the Company and shall ensure that the business of the Company shall be maintained as a separate business and will be carried on as a going concern in the normal course and shall use its best endeavours to maintain the trade and trade connections of the Company;

(i)            require any member of Senior Management to work in any other business of the Jump Group, save where such work shall not materially divert the time or energy of such Senior Management from the business of the Company;

(j)            to the detriment or exclusion of the Company, exploit or require or permit to be exploited any business idea or plan, whether in the business plan of the Company or otherwise, which was originally conceived by the Company, by the Purchaser of any member of the Jump Group;

(k)           agree to terminate or allow the termination of any material customer or supplier contract other than in the ordinary course of business;

(l)            dispose of all or a material part of the undertaking or business of the Company;

(m)          dispose of or remove from the United Kingdom, any material assets used or required for the operation of the Company’s business (otherwise than in the ordinary course of business) or enter into any other transaction otherwise than in the ordinary course of business;

(n)           procure or allow that the Purchaser or any member of the Purchaser’s Group competes with the Company by developing, broadcasting or having any other interest in another Internet TV cycling channel; or

(o)           interfere or seek to interfere with the Company’s renewal of any existing customer, supplier or advertising contracts; or

(p)           allow any change to the Company’s current or future:

(i)            organisational, business or overhead structure;

(ii)           staffing arrangements;

(iii)          marketing plan spend or sales budget;

(iv)          current or contingent product or product development plans;

(v)           information technology and accounting systems; or

(vi)          production and handling systems;

except where such changes are reasonably intended by Purchaser to either result in an increase in the Company’s Revenue or its profitability.

8.             THE WARRANTORS’ WARRANTIES AND INDEMNITY

8.1           Warranties of the Warrantors

Each of the Warrantors warrants severally and individually to the Purchaser that, except as Disclosed, each of the statements set out in schedule 3 will on exchange be true and accurate.  The Warrantors shall procure that, save as may be necessary to give effect to this agreement, the Company shall not, before Completion, without the prior written consent of the Purchaser do, or procure or allow anything which might constitute or result in a material breach of the Warranties, or make any of them inaccurate, if they were given at Completion.

8.2           Warranties of the Remaining Sellers

Each of the Remaining Sellers warrants severally and individually to the Purchaser that each of the statements set out in schedule 4 will at on exchange and thereafter at all times up to and including Completion be true and accurate in respect of him/her/itself.

8.3           Disclosures

No letter, document or other communication (whether or not in writing) shall be deemed to constitute a Disclosure unless it is expressly incorporated in or annexed to the Disclosure Letter.

8.4           Warranties separate

Each of the Warranties and Remaining Sellers’ Warranties shall be separate and independent and, save as expressly provided to the contrary in this agreement, shall not be limited by reference to or inference from any other Warranty or anything in the Transaction Documents.

8.5           Information supplied to the Warrantors

The Warrantors shall not be entitled to raise as a defence to a claim by the Purchaser under any of the Transaction Documents the fact that they had relied on information provided to them by the Company or any of its officers, employees, workers or agents (including advisers).

8.6           No claim against the Company or employees

The Warrantors hereby irrevocably waive any and all claims against the Company and any of its officers, employees, workers and, in connection only with the sale of the Shares, its agents (including advisers) and undertake (if any claim is made against any of them in connection with the sale of the Shares to the Purchaser) not to make any claim against or seek any contribution from any such person (and undertake that no other person claiming under or through them will make any such claim or seek any such contribution).

8.7           Limitation on liability of the Warrantors under the Warranties.

The liability of the Warrantors in respect of any claim under the Warranties or under the Tax Indemnity in clause 8.8 shall be limited as set out in schedule 5.

8.8           Tax Indemnity

The Warrantors covenant severally to pay to the Purchaser on an after-tax basis an amount equal to any Taxation Liability of the Company arising from any matter, fact, event or circumstance that has occurred on or before the Effective Date in respect of the Company and/or its business and any Taxation Liability as set out in (c) of the definition of Taxation Liability arising at any time and all the limitations of liability as are set out in schedule 5 also apply to the Tax Indemnity given in this clause.

9.             PURCHASER’S WARRANTIES AND INDEMNITY

9.1           The Purchaser warrants to the Sellers that each of the statements set out in schedule 6 will at Completion be true and accurate.

9.2           Disclosures

No letter, document or other communication (whether or not in writing) shall be deemed to constitute a disclosure against any of the Purchaser’s Warranties unless it is expressly disclosed in writing to Sellers.

9.3           Purchaser’s Warranties separate

The Purchaser’s Warranties shall be separate and independent and, save as expressly provided to the contrary in this agreement, shall not be limited by reference to or inference from any other Purchaser’s Warranty or anything in the Transaction Documents.

9.4           Limitation on liability of the Purchaser under the Purchaser’s Warranties.

The liability of the Purchaser in respect of any claim under the Purchaser’s Warranties shall be limited as set out in schedule 7.

9.5           The Purchaser shall indemnify and keep Brydon and Anthony McCrossan indemnified against any claim made against them after the Effective Date in respect of the indebtedness of the Company pursuant to personal guarantees given by Brydon in favour of Azule Limited and by Brydon and Anthony McCrossan in favour of NetBanx Limited for obligations owed by the Company to Azule Limited and NetBanx Limited.

10.          TIME OF THE ESSENCE

10.1         Time shall not be of the essence of this agreement, either as regards times, dates and periods specified in the agreement or as regards any times, dates or periods that may by agreement between the parties be substituted for any of them unless:

(a)           time is expressly stated to be of the essence in relation to that obligation; or

(b)           one party fails to perform an obligation by the time specified in this agreement and the other parties serve a notice on the defaulting party requiring it to perform the obligation by a specified time and stating that time is of the essence in relation to that obligation.

10.2         The provisions of clause 10.1 shall not apply to any claim relating to the failure by the Purchaser to pay any Consideration when due and time for payment of any of the Consideration shall be of the essence.

11.          ANNOUNCEMENTS

11.1         Prior approval of announcements

Subject to the provisions of clauses 11.2, 11.3 and 11.4 below, no disclosure or announcement relating to the existence or subject matter of this agreement shall be made or issued by or on behalf of the Sellers or the Purchaser or any member of the CCF Group or the Company without the prior written approval of the other parties (which approval may be subject to reasonable conditions but shall otherwise not be unreasonably withheld or delayed) provided that these restrictions shall not apply to any disclosure or announcement if required by any law, applicable securities exchange, the nominated advisor of the Purchaser, supervisory, regulatory or governmental body provided further that any such disclosure shall be consistent with any disclosure previously approved by the other party and, if such disclosure includes a press release, such press release shall first be subject to this clause 11.1.

11.2         Disclosure in Public Securities Filings

Nothing in this agreement shall prevent the Purchaser from disclosing information regarding the Company and its businesses, the terms of this transaction and all other relevant information necessary for any filings the Purchaser is required to make under the laws of any applicable jurisdiction or to comply with listing requirements applicable to companies listed for trading on the Toronto Stock Exchange or AIM.

11.3         Notices to customers etc.

The Purchaser shall not make or send after Completion any announcement to a contract counter party, customer, client or supplier of the Company informing it that the Purchaser has purchased the Shares, without the prior consultation by the Sellers.

11.4         Consultation

Except in relation to clause 11.2 the party making the communication shall use its reasonable endeavours to consult with the other party in advance as to the form, content and timing of the communication.

12.           COUNTERPARTS

This agreement may be executed in any number of counterparts and by the parties to it on separate counterparts and each such counterpart shall constitute an original of this agreement but all of which together constitute one and the same instrument.  This agreement shall not be effective until each party has executed at least one counterpart.  This Agreement may be executed by facsimile signatures, which shall be treated as originals for all purposes.

13.           FURTHER ASSURANCE

Each of the parties agree to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as any other party may reasonably require, whether on or after Completion, to implement and/or give effect to this agreement and the transaction contemplated by this agreement and for the purpose of vesting in the parties the full benefit of the assets, rights and benefits to be transferred to them under or pursuant to this agreement.

14.           VARIATION, WAIVER AND CONSENT

14.1         No variation or waiver of any provision or condition of this agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties (or, in the case of a waiver, by or on behalf of the party waiving compliance).

14.2         Unless expressly agreed, no variation or waiver of any provision or condition of this agreement shall constitute a general variation or waiver of any provision or condition of this agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this agreement which have already accrued up to the date of variation or waiver, and the rights and obligations of the parties under or pursuant to this agreement shall remain in full force and effect, except and only to the extent that they are so varied or waived.

14.3         Any consent granted under this agreement shall be effective only if given in writing and signed by the consenting party and then only in the instance and for the purpose for which it was given.

15.           RIGHTS AND REMEDIES OF THE PARTIES

15.1         No failure or delay by any party in exercising any right or remedy provided by law under or pursuant to this agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time.  No single or partial exercise of any right or remedy by any party shall preclude any other or further exercise of such right or remedy or the exercise of any other right or remedy.

15.2         The rights and remedies of the parties under or pursuant to this agreement are cumulative, may be exercised as often as the parties consider appropriate and are in addition to their rights and remedies under general law.

15.3         The rights and remedies of the parties under this agreement shall not be affected, and none of the parties’ liabilities under this agreement shall be released, discharged or impaired, by:

(a)           Completion;

(b)           any failure to terminate this agreement;

(c)           any event or matter whatsoever which otherwise might have affected such rights and remedies other than a specific and duly authorised written waiver or release by the Purchaser or the Sellers, as the case may be;

(d)           in the case of a liability of the Sellers or the Warrantors, any imputed or constructive knowledge of the Purchaser or any of its agents or advisors other than any matter Disclosed in the Disclosure Letter.

16.           ENTIRE AGREEMENT

16.1         Entire agreement

Subject to any terms implied by law, the Transaction Documents and any other documents relating to the subject matter of any of the Transaction Documents and dated the same date as this agreement together represent the whole and only agreement between the parties in relation to their subject matter and supersede any previous agreements (whether written or oral) between all or any of the parties in relation to the subject matter of any such document.

Each of the parties acknowledge that:

(a)           in entering into this Agreement they do not rely on any statement or representation (in any case whether oral or written, express or implied and whether negligently or innocently made) of any person (whether a party to this Agreement or not) which is not expressly set out in this Agreement;

(b)           any remedy available to them under this agreement shall be a claim for breach of contract; and

(c)                                nothing in this Clause 16 shall operate to limit or exclude and liability arising from any fraudulent or dishonest statement, act or omission.

17.                               DEFAULT INTEREST

17.1         If any parties which are required to pay any sum under this agreement fail to pay any sum payable by them under this agreement on the due date for payment (the “Defaulting Parties”), they shall pay interest on such sum for the period from and including the due date up to the date of actual payment (after as well as before judgement) in accordance with this clause.

17.2         The Defaulting Parties shall pay interest at the annual rate which is the aggregate of 2 per cent per annum and the base rate from time to time of National Westminster Bank Plc.

17.3         Interest under this clause 17 shall accrue on the basis of the actual number of days elapsed and a 365-day year and shall be paid by the Defaulting Parties on demand.  Unpaid interest shall compound monthly.

18.                               WITHHOLDING AND GROSSING-UP

18.1         Save as otherwise permitted under the terms of this agreement, each party shall pay all sums payable by them to the other under this agreement free and clear of all deductions or withholdings unless the law requires a deduction or withholding to be made.  Otherwise than in relation to a payment of interest, if a deduction or withholding is so required the paying party shall pay such additional amount as will ensure that the net amount the payee receives equals the full amount which it would have received had the deduction or withholding not been required.

18.2         If any Tax Authority brings any sum (except for the Consideration) paid by any party under or pursuant to this agreement into charge to Tax, then the party liable to pay shall pay such additional amount as will ensure that the total amount paid, less the Tax chargeable on such amount, is equal to the amount that would otherwise be payable under this agreement.

19.                               NOTICES

19.1         Save as otherwise provided in this agreement, any notice, demand or other communication (“Notice”) to be given by any party under, or in connection with, this agreement shall be in writing and signed by or on behalf of the party giving it.  Any Notice shall be served by sending it by fax to the number set out in clause 19.2, or delivering it by hand to the address set out in clause 19.2 and in each case marked for the attention of the relevant party set out in clause 19.2 (or as otherwise notified from time to time in accordance with the provisions of this clause 19).  Any Notice so served by fax or hand shall be deemed to have been duly given or made as follows:

(a)                                  if sent by fax, at the time of transmission; or

(b)                                 in the case of delivery by hand, when delivered,

provided that in each case where delivery by fax or by hand occurs after 6 pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9 am on the next following Business Day.

References to time in this clause are to local time in the country of the addressee.

19.2         The addresses and fax numbers of the parties for the purpose of clause 19.1 are as follows:

(a)                                  Sellers’ Representative: John Handley

Address:        •

Copy to be sent (for information only) to: Jeremy Clarke of LLC Law, 4 Bramber Court, Bramber Road, London, W14 9PW (Fax: +44 (0)20 7471 0371)

Copy to be sent (for information only) to: Simon Brydon of •.

Copy to be sent (for information only) to: Creative Capital Fund: Attention of Fred Mendelsohn of CCF, Dilke House, 1 Malet Street, London, WC1E 73N (Fax: +44 (0)870 133 6872)

Copy to be sent (for information only) to: Dov Black of Zatman & Co of 1 The Cottages, Deva Centre, Trinity Way, Manchester M3 7BE (Fax: +44 (0)161 834 4826)

Copy to be sent (for information only) to: Paul Thatcher of •

(b)                                 Purchaser:  Attention of G. Scott Paterson, Chairman & CEO;

Address:                                 JumpTV Inc.

463 King Street West

Toronto, Ontario

M5V 1K4

Canada

Fax:      +1 416 849 3700

A copy to be sent (for information only) to David M. Pedley at 2000 Meidinger Tower, 462 South 4th Street, Louisville, KY 40202, USA.  (Fax: +11 502-584-0422)

19.3         A party may notify all other parties to this agreement of a change to its name, relevant addressee, address or fax number for the purposes of this clause 19, provided that such notice shall only be effective on:

(a)                                  the date specified in the notification as the date on which the change is to take place; or

(b)                                 if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date following five Business Days after notice of any change has been given.

19.4         In proving service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered to the address shown thereon or that the facsimile transmission was made and a facsimile confirmation report was received, as the case may be.

20.                               COSTS

20.1         Each of the parties shall be responsible for its own legal, accountancy and other costs, charges and expenses incurred in connection with the negotiation, preparation and implementation of this agreement and any other agreement incidental to or referred to in this agreement.

20.2         Each Seller undertakes to the Purchaser that neither the Company has paid or will pay (in connection with the sale and purchase contemplated by this agreement) any legal, accounting or other professional charges, fees, expenses or commissions relating to the sale of the Shares including, without limitation, any such costs incurred in connection with any investigation of the affairs of the Company or the negotiation, preparation, execution and carrying into effect of this agreement.

20.3         The Purchaser undertakes to the Seller that neither the Company nor the Company has paid or will pay (in connection with the sale and purchase contemplated by this agreement) any legal, accounting or other professional charges, fees, expenses or commissions relating to the sale of the Shares including, without limitation, any such costs incurred in connection with any investigation of the affairs of the Company or the negotiation, preparation, execution and carrying into effect of this agreement.

21.                               THIRD PARTY RIGHTS

21.1         Subject to the remaining provisions of this clause 21, the Company and any other member of the Jump Group and any of their officers, employees, workers or agents (including advisers) (“Third Parties”) may enforce the terms and accordingly shall have the benefit of those provisions in this agreement contained in clause 6, which is, or is stated to be, for their benefit subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

21.2         For the avoidance of doubt, nothing in this Clause 21 shall have the effect of increasing any of the Sellers’ liability under this agreement and/or the Transaction Documents.

21.3         The parties may by agreement terminate, rescind or vary the terms of this agreement (including this clause 21) at any time and in any way without the prior consent of or notice to any Third Party.

21.4         Except as provided in this clause 21 the Parties do not intend that any terms of this agreement shall be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this agreement.

22.                               CONTINUING EFFECT

Each provision of this agreement shall continue in full force and effect after Completion, except to the extent that a provision has been fully performed on or before Completion.

23.                               SEVERABILITY

If any provision of this agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable in any respect under the law of any jurisdiction, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this agreement but without invalidating any of the remaining provisions of this agreement.  Any provision of this agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.  The parties shall then use all reasonable endeavours to replace the invalid or unenforceable provision(s) by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

24.                               LIABILITY AND RELEASE

24.1         Several liability of the Sellers

Unless otherwise stated in this agreement, the obligations of the Sellers under this agreement are several.  If any liability of one or some but not all of the Sellers is, or becomes, illegal, invalid or unenforceable in any respect, that shall not affect or impair the liabilities of the other Sellers under this agreement.

24.2         Release of Sellers

Any liability of the Sellers to any person under this agreement may in whole or in part be released, compromised or compounded or time or indulgence given by that person in its absolute discretion as regards any of the Sellers in respect of such liability without in any way prejudicing or affecting that person’s rights against any other or others of the Sellers under the same or like liability, whether joint or several or otherwise, or any other person’s rights against any of them in any respect.

24.3         Release of Purchaser

Any liability of the Purchaser to any person under this agreement may in whole or in part be released, compromised or compounded or time or indulgence given by that person in its absolute discretion as regards the Purchaser in respect of such liability without in any way prejudicing or affecting any other person’s rights to enforce any liability against the Purchaser.

25.                               ASSIGNMENT

25.1         Subject to clause 25.2, no party shall be entitled to assign the benefit or burden of any provision of this agreement without the prior written consent of each other party.

25.2         All or any of the Purchaser’s rights under this agreement (including, without limitation, in respect of the Warranties) may (notwithstanding any other provisions contained in this agreement) be assigned or transferred by the Purchaser to, or made the subject of a trust created in favour of:

(a)                                  any other member of Jump Group (or by any such member to or in favour of any other member of Jump Group) provided that if such assignee company leaves Jump Group, such rights are assigned or transferred to or made the subject of a trust in favour of another member of Jump Group; and/or

(b)                                 by succession upon a merger with and into another member of the Jump Group;

provided that such assignment shall not increase to any extent the liability of any of the Sellers pursuant to any provision of this agreement or any of the other Transaction Documents and provided further that as between the Sellers and the Purchaser, the Sellers may nevertheless enforce this agreement and the Transaction Documents against the Purchaser as if that assignment had not occurred.

26.          CURRENCY CONVERSION AND EURO/SUBSTITUTED LAWFUL CURRENCY

26.1         Rate of exchange

For the purpose of converting amounts specified in one currency into another currency where required, the rate of exchange to be used in converting amounts specified in one currency into another currency shall be the average closing mid-point rate for exchanges between those currencies quoted in the Financial Times (London edition) for the 30 days for which that rate is so quoted prior to the date of the conversion.

26.2         Euro

If the United Kingdom becomes a participating member state for the purposes of European Monetary Union and the Euro accordingly becomes the lawful currency of the United Kingdom, then:

(a)                                  that shall not affect the validity of the Transaction Documents or the rights and obligations of the parties under them, nor shall it give any party the right to alter or terminate any Transaction Document unilaterally; and

(b)                                 with effect from the date on which it occurs, any amount referred to in any Transaction Document in sterling shall be redenominated in

Euros at the rate and in the manner determined by the relevant legislation.

27.                               SET OFF

27.1         Without prejudice to clause 3.5, the Purchaser shall be entitled but not obliged at any time or times to set off any liability of the Purchaser to any of Sellers in his or its capacity as Seller and/or Warrantor (where applicable) (in each case howsoever arising and whether any such liability is present or future, liquidated or unliquidated and irrespective of the currency of its denomination) against any liability of any of the Seller in any such capacity to the Purchaser and may for such purpose convert or exchange any currency.  Any exercise by the Purchaser of them of their rights under this clause shall be without prejudice to any other rights or remedies available to the Purchaser under this agreement or otherwise.

27.2         Each of the Sellers shall be entitled but not obliged at any time or times to set off any liability of that Seller to the Purchaser in its capacity as Purchaser (in each case howsoever arising and whether any such liability is present or future, liquidated or unliquidated and irrespective of the currency of its denomination) against any liability of the Purchaser in any capacity to that Seller and may for such purpose convert or exchange any currency.  Any exercise by that Seller or any of them of their rights under this clause shall be without prejudice to any other rights or remedies available to any of the Sellers under this agreement or otherwise.

28.                               GOVERNING LAW AND SUBMISSION TO JURISDICTION

28.1         Governing law

The construction, validity and performance of this agreement shall be governed by the laws of England and Wales.

28.2         Submission to jurisdictions

The parties to this agreement irrevocably agree that the courts of England and Wales shall have non-exclusive jurisdiction over any claim or matter arising under or in connection with this agreement and that accordingly any proceedings in respect of any such claim or matter may be brought in such court.

The parties have shown their acceptance of the terms of this agreement by executing it at the end of the schedules.

29.                               SELLERS’ REPRESENTATIVE

29.1         Subject to the provisions of clause 29.3, where any consent or approval of, or consultation with, the Sellers is required pursuant to this agreement or where any notice or other communication is required to be given to the Sellers, the Purchaser shall communicate such request for consent, approval, consultation or provide such notice to the Sellers’ Representative (along with copies thereof, if in writing, to the persons stipulated in clause 19.2(a)).

29.2         The Sellers’ Representative shall be responsible for liaising with the rest of the Sellers and communicating any response or decision of the Sellers to the Purchaser.

29.3         Notwithstanding the above, any request for consent required to be given by the Sellers pursuant to clause 7.2 shall, whilst he is employed by any member of the Jump Group, be given to Brydon and he shall be responsible for communicating the Sellers’ consent in respect of any of the matters referred to in such clause 7.2.  In the event that Brydon is no longer employed by any member of the Jump Group, any request for such consent and any response thereto shall be given to or by, as the case may be, the Sellers’s Representative in accordance with clause 29.1 and 29.2.

IN WITNESS of the above the Parties or their duly authorized representatives have executed this Agreement on the day and year first before written.

SIGNED by		)	/s/ Fred Mendelson (Director)
CREATIVE CAPITAL FUND		)
GENERAL PARTNER LIMITED		)
As general partner for and on behalf of		)
CREATIVE CAPITAL FUND		)
)
)
)
acting by	Robert Evans	)	/s/ Robert Evans
SECRETARY		)

SIGNED by		)
SIMON ALEXANDER BRYDON		)	/s/ Simon A. Brydon

SIGNED by		)
EUAN DRUMMOND		)	/s/ Euan Drummond

SIGNED by		)
SIMON ALEXANDER BRYDON		)	/s/ Simon A. Brydon
As Attorney for
EWEN ROBERTSON
Acting under power of attorney dated

SIGNED by		)
STEVE MASTERS		)	/s/ Steve Masters

SIGNED by		)
SIMON ALEXANDER BRYDON		)	/s/ Simon A. Brydon
As Attorney for
DAVID GROUNDWATER
Acting under power of attorney dated

SIGNED by		)
ANTHONY MCCROSSAN		)	/s/ Anthony McCrossan

SIGNED by	)
SIMON ALEXANDER BRYDON	)	/s/ Simon A. Brydon
As Attorney for
JULIAN ASTON
Acting under power of attorney dated

SIGNED by	)
SIMON ALEXANDER BRYDON	)	/s/ Simon A. Brydon
As Attorney for	)
PETER GEORGE FARQUHAR DIBBEN	)
Duly authorised trustee for
SALCOLM PROPERTIES LTD PENSION SCHEME
Acting under power of attorney dated

SIGNED by	)
SIMON ALEXANDER BRYDON	)	/s/ Simon A. Brydon
As Attorney for
DAVID A DA CUHNA
Acting under power of attorney dated

SIGNED by	)
SIMON ALEXANDER BRYDON	)	/s/ Simon A. Brydon
As Attorney for
PETER C NICHOLSON
Acting under power of attorney dated

SIGNED by	)
SIMON ALEXANDER BRYDON	)	/s/ Simon A. Brydon
As Attorney for
ANDREW C SMITH
Acting under power of attorney dated

SIGNED by	)
SIMON ALEXANDER BRYDON	)	/s/ Simon A. Brydon
As Attorney for
IAN ROBERT HUCK
Acting under power of attorney dated

SIGNED by	)
SIMON ALEXANDER BRYDON	)	/s/ Simon A. Brydon
As Attorney for
DAVID BRYDON
Acting under power of attorney dated

SIGNED by	)
PAUL THATCHER	)	/s/ Paul Thatcher

SIGNED by	)
SIMON ALEXANDER BRYDON	)	/s/ Simon A. Brydon
As Attorney for
ANNE BRYDON
Acting under power of attorney dated

SIGNED by	)
SIMON ALEXANDER BRYDON	)	/s/ Simon A. Brydon
As Attorney for
STEVE BAILEY
Acting under power of attorney dated

SIGNED by	)
SIMON ALEXANDER BRYDON	)	/s/ Simon A. Brydon
As Attorney for
CHARLES COLLETT
Acting under power of attorney dated

SIGNED by	)
SIMON ALEXANDER BRYDON	)	/s/ Simon A. Brydon
As Attorney for
DAVID MILLER
Acting under power of attorney dated

SIGNED by	)
SIMON ALEXANDER BRYDON	)	/s/ Simon A. Brydon
As Attorney for
DAN HOBBS
Acting under power of attorney dated

SIGNED by	)
SIMON ALEXANDER BRYDON	)	/s/ Simon A. Brydon
As Attorney for
ANDY SMITH
Acting under power of attorney dated

SIGNED by	)
SIMON ALEXANDER BRYDON	)	/s/ Simon A. Brydon
As Attorney for
NEVILLE PRESSLEY
Acting under power of attorney dated

SIGNED by	)
SIMON ALEXANDER BRYDON	)	/s/ Simon A. Brydon
As Attorney for
DARREN WARD
Acting under power of attorney dated

SIGNED by	)
SIMON ALEXANDER BRYDON	)	/s/ Simon A. Brydon
As Attorney for
JOHN HANDLEY
Acting under power of attorney dated

SIGNED for and on behalf of	)
JUMPTV INC	)
)
acting by G. SCOTT PATERSON	)	/s/ G. Scott Paterson
Chairman & CEO	)

SCHEDULE 1

Details of Company and Sellers

Part 1:  Short Particulars of Company

1	Name	Cycling Television Limited

2	Registered number:	04887821

3	Date of incorporation:	4 September 2003

4	Place of incorporation:	United Kingdom

5	Registered office address:	34 Warple Way, London,W3 ORG

6	Type of company:	Private Limited Company

7	Authorised share capital:
	(a) amount:	£1,000
	(b) number and class of shares:	7,304 A Ordinary Shares of £0.01 each 92,696 Ordinary Shares of £0.01 each

8	Issued share capital:
	(a) amount:	£219.52
	(b) number and class of shares:	4,748 A Ordinary Shares of £0.01 each 17,204 Ordinary Shares of £0.01 each

9	Directors:	Simon Alexander Brydon Euan Drummond Anthony Hugh McCrossan Paul John Hotson Brinton Thatcher John Martin Handley Julian Aston

10	Secretary:	Simon Alexander Brydon

11	Accounting reference date:	31 December

12	Auditors:	N/A due to exemption

13	Outstanding Charges:	Debenture Chargee: The Royal Bank Of Scotland Plc Date Created: 23 May 2005 Date Registered: 2 June 2005

14

Part 2:  Sellers

SCHEDULE 2

Part 1:  Sellers’ Obligations at Completion

At Completion, the Sellers shall deliver to the Purchaser:

1.             duly executed transfers of all of the Shares into the name of the Purchaser in the number as set out in column 2 of part 2 of Schedule 1 with the relevant share certificates (or indemnities in respect thereof in the agreed form);

2.             all the statutory and other books (duly written up to, but not including, Completion) of the Company and its certificate of incorporation and common seals in its possession;

3.             certified copies of any powers of attorney under which any of the documents referred to in this schedule is executed or evidence satisfactory to the Purchaser of the authority of any person signing on behalf of the Sellers;

4.             duly executed irrevocable powers of attorney in the agreed form in respect of the Shares;

5.             an unconditional letter of release from the Company’s bankers evidencing the release and discharge of all guarantees and indemnities granted by the Company and the Company;

6.             duly executed releases, in the agreed form, releasing the Company from the charge created by the Royal Bank of Scotland together with forms 403a duly completed and sworn in respect of the same;

7.             a duly executed release, in the agreed form, releasing the Company from any liability whatsoever (whether actual or contingent) which may be owing to the Sellers by the Company at Completion;

8.             letters of resignation in the agreed form from each of the Directors (other than the Continuing Director) and the secretary of the Company, such resignations to take effect from the close of the meeting of the Board referred to in part 2 of this schedule 2.

9.             the Continuing Directors Service Agreement duly executed by Brydon and the Company which agreement shall contain non-compete provisions consistent with those set forth in this agreement;

10.           a copy of a resolution of the board of directors of the general partner of CCF (certified by a duly appointed officer as true and correct) authorising the execution of and the performance by CCF of its obligations under this agreement and each of the other documents to be executed by each of them;

11.           waivers of pre-emption by each of the Sellers waiving their rights of pre-emption rights as contained in the articles of association of the Company in relation to the transfer of the Shares to the Purchaser; and

12.           copies of all existing bank mandates and statements of the balances of any bank accounts in the name of the Company, as at the close of business on the last Business Day before the Completion Date, together with a list of all unpresented cheques and uncleared cheques which upon presentation or clearance would be debited or credited to those accounts and the relevant cheque books;

13.           duly executed Escrow Agreement in the agreed form appointing the Escrow Agent in respect of the Escrow Deposit.

Part 2:  Sellers’ Further Obligations at Completion

At Completion, the Sellers, including CCF, shall:

1.             pay and CCF shall procure that all members of the CCF Group shall pay all Shareholder Indebtedness (if any) then owing by them to the Company, whether due for payment or not.

2.             release the Company from any Shareholder Guarantees to which it is party.

3.             cause the Directors to hold a meeting of the board of the Company at which the Directors shall pass resolutions in the agreed form to:

3.1           in the case of the Company only, approve the registration of the Purchaser or its nominees as members of the Company subject only to the production of duly stamped and completed transfers in respect of the Shares;

3.2           appoint such persons as the Purchaser may nominate as directors and secretary of the Company; and

3.3           do and perform any other business which may be necessary or desirable to give full and valid effect to the sale and purchase of the Shares or as the Purchaser may reasonably require; and

3.4           the Sellers shall furnish to the Purchaser on Completion duly signed minutes of all necessary meetings.

Part 3:  Purchaser’s Obligations at Completion

At Completion, the Purchaser shall:

1.             pay the cash elements of the Initial Consideration by CHAPS to the Sellers’ Solicitors’ account at Allied Irish Bank (Sort Code: •, Account Number: •, IBAN: •).

2.             pass such directors resolutions as are necessary to allot and issue the Initial Consideration Shares and the Deferred Consideration Shares in accordance with this agreement and deliver to the Sellers a certified copy of such resolution;

3.             deliver to the Sellers an extract of the resolutions of the board of directors of Purchaser (certified in each case by a duly appointed officer as true and correct) authorising the execution of and the performance by the Purchaser of its obligations under this agreement and each of the other documents to be executed by it.

4.             execute and deliver the Continuing Director’s Service Agreement.

5.             execute and deliver the Escrow Agreement in the agreed form appointing the Escrow Agent in respect of the Escrow Deposit;

SCHEDULE 3

Warranties

Part 1:  General Warranties

1.             INFORMATION

Quality of information

All information contained in Part 1 of Schedule 1 (Details of the Company) and Schedules 8 (Properties) is true and accurate in all material respects.

2.             THE WARRANTORS

2.1           Power to contract

The Warrantors have full power and authority to enter into and perform each of the Transaction Documents to which they are a party and each of such Transaction Documents constitutes or will, when executed, constitute binding obligations on the Warrantors in accordance with their terms, subject to any principles of equity or insolvency law.

2.2           Authorisations

The Warrantors have obtained all applicable governmental, statutory, regulatory or other consents, licences, waivers or exemptions required to empower them to enter into and to perform their obligations under the Transaction Documents.

2.3           Simon Brydon

So far as Brydon or any of the other Warrantors are aware, Brydon is not suffering from any medical or other condition or disability nor is he affected by any other circumstance which would materially impair his ability to perform his duties as a full time senior executive of the Company.

3.             THE COMPANY

3.1           Duly constituted

The Company has been duly incorporated, is duly organised and is validly existing under the laws of England and Wales.  The Company has all requisite corporate powers and authority to own its assets and to conduct the business being carried on by it at Completion.

3.2           Memorandum and articles

The copies of the memorandum and articles of association of the Company which are attached to the Disclosure Letter are accurate, complete and up-to-date in all respects and have attached to them copies of all resolutions and agreements passed prior to the date of this agreement which are required to be so attached.  The Company has complied with its memorandum and articles of association in all material respects and none of the activities, agreements, commitments or rights of the Company is ultra vires or unauthorised.

3.3           Statutory and other books and records

(a)           The register of members and all other statutory books of the Company have been properly kept and are up to date and the register of members contains true and accurate records of all matters required to be dealt with therein.

(b)           The Company has not received any notice of any application or intended application under the Companies Acts for rectification of the Company’s register.

(c)           All annual or other returns in relation to the Company required to be filed with the Registrar of Companies have been duly and properly filed.

(d)           The Company has complied with all legal requirements relating to the issue of shares and other securities.

(e)           The Company has complied with the material requirements of all other statutes, regulations or laws binding on it as to the keeping of records and filing of documents with any other agency or authority and the conduct of its business and affairs generally.

3.4           All charges registered

All Security Interests granted to or by the Company have (if appropriate) been registered in accordance with CA85 or comply with all necessary formalities as to registration or otherwise in any foreign jurisdiction.

3.5           Original documents in possession of Company

All title deeds relating to the material assets of the Company and an executed copy of all material agreements to which the Company is a party are in the possession of the Company or the Company’s professional advisers.

3.6           Directors of the Company

The only directors of the Company are the persons listed as such in the Disclosure Letter and no person is a shadow director (within the meaning of s741 CA85) or an alternate or de facto director of the Company.

4.             SHARE CAPITAL

4.1           Shares allotted and fully paid

All of the issued shares in the capital of the Company are validly allotted and issued and fully paid or properly credited as fully paid.

4.2           Freedom from Encumbrances

All unissued shares and any debentures or other securities of the Company are free from and unaffected by any Encumbrance other than under its articles or under an agreement between shareholders which has been Disclosed.

4.3           No options, etc.

There are in existence no rights to or options for the issue, allotment or transfer of any loan or share capital of the Company nor any rights to convert any loan or share capital into share capital or share capital of a different description.

4.4           Repayment, redemption and capitalisation

The Company has not:

(a)           at any time repaid or redeemed or agreed to repay or redeem any shares of its capital or in any way effected any reduction of its issued share capital; or

(b)           at any time purchased its own shares.

4.5           Commissions

Except for the commission payable to Ardent Advisors disclosed to Purchaser, no person is entitled to receive from the Company any fee, brokerage or commission in connection with the Transaction Documents or anything contained in them.

5.             CONNECTED BUSINESS

5.1           Interests in other companies

The Company does not have any subsidiaries or hold any shares or other securities in any other company, nor has it agreed to acquire any such share or securities.

5.2           No shareholders’ agreement

Save as Disclosed, the Company is not a party to any shareholders’ agreement or similar arrangement or agreement which purports to regulate, control or otherwise affect the voting or disposition of its shares.

5.3           Relationship with CCF and other Sellers

Details of all contractual arrangements under which services are provided by any Seller to the Company (including as to fees payable) are set out in the Disclosure Letter.

5.4           Permanent establishment outside of jurisdiction of incorporation

The Company does not have any permanent establishment from which it conducts business outside its jurisdiction of incorporation.

5.5           Warrantors not interested in other related businesses

Save as Disclosed, the Warrantors are not at the date hereof either on their own account or in conjunction with or on behalf of any person, firm or company engaged, concerned or interested, directly or indirectly, whether as shareholder, director, partner, agent or otherwise (save as the holder of not more than 1% of the issued share capital of any company whose shares are quoted on any public stock exchange where such holding is for investment purposes only) in (i) any business of a similar nature to or competitive with that carried on by the Company, or (ii) which has a close trading relationship with the Company.

5.6           No management of other companies

The Company does not take part in or control the management of any other company or business organisation other than performers, sportspersons, other individuals with a public profile and any company or business organisation set up in connection with their services or rights relating to their personalities, names, services or creative activities.

6.             ACCOUNTING AND RECORDS

6.1           Accounting records

All the accounts, ledgers and other financial records of the Company required to be kept by law and Relevant Accounting Standards have to a material degree been properly and accurately kept and all the material records and books of the Company are in the possession of the Company or its accountants.

6.2           Accounting reference date

Under s224 CA85, the accounting reference date of the Company has been, during the last five years, the date specified in schedule 1.

6.3           The Last Accounts The Last Accounts:

(a)           give a view of the state of affairs of the Company as at the Last Accounting Date and of its profits or losses for the Financial Year ended on the Last Accounting Date which the Directors generally and the Continuing Director individually believe is true and fair;

(b)           make adequate provision or reserve for all actual liabilities;

(c)           make, to the extent required by Relevant Accounting Standards, appropriate provision or reserve for (or note in accordance with all Relevant Accounting Standards) all contingent, unquantified or disputed liabilities, all capital commitments and deferred Tax;

(d)           make, to the extent required by Relevant Accounting Standards, appropriate provision or reserve for all Tax in respect of all accounting periods ended on or before the Last Accounting Date for which the Company was then or would at any time thereafter become liable including (to that extent but otherwise without limitation) Tax:

(i)            on or in respect of or by reference to the profits, gains or income for any period ended on or before the Last Accounting Date;

(ii)           in respect of any event on or before the Last Accounting Date or provided for in the Last Accounts; and

(iii)          in respect of distributions declared, made or deemed to be made on or before the Last Accounting Date or provided for in the Last Accounts; and

(e)           have, to the extent appropriate for a company growing and developing in the manner in which the Company has grown and developed, been prepared in a manner consistent with that used in preparing the Accounts for the Financial Year preceding the Financial Year ended on the Last Accounting Date.

6.4           Accounts

The Accounts for each of the three Financial Years ended on the Last Accounting Date:

(a)           comply with all the requirements of CA85, all other relevant laws and all Relevant Accounting Standards and in all other respects have been prepared in accordance with generally accepted accounting practices in the United Kingdom;

(b)           are not affected by any extraordinary or exceptional item (as defined under UK GAAP), other than to the extent items are categorised in those Accounts as extraordinary or exceptional, or by transactions entered into otherwise than on normal commercial terms; and

(c)           were prepared under the historical cost convention.

6.5           Valuation of fixed assets

In the Last Accounts, each of the fixed assets is included at a value which is net of depreciation in accordance with the depreciation policy applied in the preceding three Financial Years.

6.6           Bad debt provisions and write-offs

The Last Accounts contain appropriate provision for bad and doubtful debts.

6.7           Management Accounts

(a)           The Management Accounts were prepared in accordance with the accounting policies of the Company to a standard of detail appropriate for management accounts of a company of the size and nature of the Company and in a manner consistent with that adopted in the preparation of its management accounts for all periods ended during the twelve months prior to the Last Accounting Date.

(b)           Having regard to the level of detail to which the Management Accounts were prepared, they are not misleading in any material respect and neither materially overstate the value of the assets nor materially understate the liabilities of the Company as at the date to which they were drawn up and do not materially overstate the profits of the Company in respect of the period to which they relate.

(c)           All work-in-progress valued in the Management Accounts was valued on the lower of cost and the amounts which could in the circumstances existing at 1 January 2007 reasonably be expected to be realised in the normal course of carrying on the business of the Company.

7.             POSITION SINCE MANAGEMENT ACCOUNTS AND LAST ACCOUNTING DATE

Since 1 January 2007:

7.1           there has been no material adverse change in the financial or trading position of the Company and no event, fact or matter has occurred of which the Warrantors are aware which a reasonable person would believe to be likely to give rise to any such change, and there has been no damage, destruction or loss (whether or not covered by insurance) affecting the same.  For the purposes of this Warranty, a “material adverse change” shall mean any change which would adversely affect the balance sheet or gross income of the Company by at least £10,000 compared to the position which would have obtained if the change had not taken place; the loss of any opportunity is not to be regarded as a change for this purpose;

7.2           there has been no interruption or material alteration in the nature, scope or manner of the business of the Company as a whole which business has been carried on in the ordinary and usual course of business so as to maintain it as a going concern;

7.3           the Company has not changed the timescales within which it generally pays its creditors and except as Disclosed no material undisputed amounts are owed by the Company which are overdue for payment by more than 60 days;

7.4           the Company has not repaid or become bound or liable to pay any borrowing or indebtedness in advance of its stated maturity excluding any recoupable advances made to members of the group under any ordinary course contract (other than financing or banking type contracts);

7.5           the Company has not, except in the ordinary course of business, acquired, sold, transferred or otherwise disposed of any material assets of whatsoever nature;

7.6           the Company has not cancelled, waived, released, compromised, assigned or discontinued any material debts or claims nor cancelled, waived, released, compromised, assigned or discontinued any material rights other than in the ordinary course of its business;

7.7           no contract or commitment (whether in respect of capital expenditure or otherwise) has been entered into by the Company which is of an unusual nature and involved or would be likely to involve an obligation of a material nature or magnitude (a liability for expenditure in excess of £15,000 being regarded as material for this purpose);

7.8           (except for any dividends provided for in the Last Accounts) no dividends, bonuses or other distributions have been declared, paid or made by the Company;

7.9           except as Disclosed, no share or loan capital of the Company has been allotted or issued or agreed to be allotted or issued nor has any option or right thereover been granted;

7.10         except as Disclosed, the Company has not undergone any capital reorganisation or change in its capital structure;

7.11         except as Disclosed, no resolution of the members of the Company has been passed (whether in general meeting or otherwise);

7.13         there has been no material increase or decrease in the levels of debtors or creditors (material in this case being £15,000 or in the average collection or payment periods for the debtors and creditors respectively of the Company as a whole outside the range of levels or periods normally experienced by the Company as a whole;

7.14         no fees or other payments have been made to any member of the CCF Group;

7.15         there has been no material reduction in the cash balances of the company from those set out in the Management Accounts or any unusual and unplanned increase or decrease in the level of work in progress of the Company;

7.16         there have been no capital injections from or forgiveness of debt by the Sellers or any member of the CCF Group.

8.             FINANCIAL MATTERS

In this Schedule 3, the word “Indebtedness” means, in respect of any company or other entity, any borrowing or indebtedness in the nature of borrowing (including any indebtedness for monies borrowed or raised under any bank or third party guarantee, acceptance credit, bond, note, bill of exchange or commercial paper, letter of credit, finance lease, hire purchase agreement, forward sale or purchase agreement or conditional sale agreement or other transaction having the commercial effect of a borrowing and all finance, loan and other obligations of a kind required to be included in the balance sheet of a company or other entity pursuant to Relevant Accounting Standards);

8.1           All dividends lawful

All dividends and distributions declared, made or paid by the Company at any time were, when declared, made or paid, in accordance with the requirements of general law and the articles of association of the Company.

8.2           Borrowing

(a)           Banking and other facilities

Details of and copies of all relevant documentation relating to the Indebtedness of the Company are contained in the Disclosure Letter.

(b)           Borrowing within limits

The aggregate Indebtedness of the Company does not exceed any maximum stipulated in any debenture, charge or other document binding on the Company.

(c)           No factoring, etc

The Company has not factored any debts, or engaged in any financing arrangements or arrangements having the commercial effect of borrowing, not shown in the Last Accounts.

8.3           No liability to affiliates or employees

There is no outstanding Indebtedness or liability (actual or contingent) between the Company and the Sellers or any member of the CCF Group or between the Company and any directors, officers or employees of the Company or the Sellers or any member of the CCF Group (save for accrued salary) or any relatives or controlled companies of any such persons and no security for any such Indebtedness or liability has been given and remains outstanding.

8.4           Grants

No act or transaction has been effected or agreed to be effected by the Company or the Sellers including the sale of the Shares in consequence of which:

(a)           the Company is or will be liable to refund or repay the whole or part of any investment or other grant, subsidy or allowance; or

(b)           any such grant, subsidy or allowance for which application has been made by the Company will not be paid or will be reduced.

8.5           No guarantees, etc.

There is not outstanding any agreement or arrangement which establishes any guarantee, indemnity, suretyship, form of comfort or support (whether or not legally binding):

(a)           given by the Company in respect of the obligations or solvency of any person;

(b)           given by any person in respect of the obligations or solvency of the Company; or

(c)           given by the Sellers or any member of CCF Group in respect of any liability of the Company, except as Disclosed.

8.6           Debts owed to the Company

There are no debts owing to the Company other than trade debts incurred in the ordinary and usual course of business which trade debts do not exceed £125,000 in aggregate for the Company as a whole.

8.7           No deal bonus or finders fee

Except for the commission payable to Ardent Advisors in the amount previously disclosed to Purchaser, there is not outstanding any agreement or arrangement, nor has there been any agreement or arrangement in the nature of a so-called finders fee in relation to the proposed sale of the Company payable by or on behalf of the Company or in the nature of a transaction related bonus or payment due to any director, employee or consultant of the Company in relation to the proposed sale of the Company.

9.             CONTRACTUAL MATTERS

9.1           Effect of executing this agreement

So far as the Warrantors are aware, the execution of and compliance with the terms of this agreement will not:

(a)           result in a breach of or give rise to any right of termination under the terms of any subsisting agreement, arrangement or instrument binding on the Company;

(b)           cause the Company to lose the benefit of any material contractual right, licence or privilege;

(c)           relieve any person of any material contractual obligation to the Company or enable any person to determine such obligation or any material contractual right or benefit enjoyed by the Company or to exercise any material contractual right otherwise in respect of the Company; or

(d)           result in any material liability of the Company being created or increased;

(e)           prejudicially affect the attitude or actions of contract counter-parties, clients, customers, suppliers and employees with regard to the Company, provided that in the case of this Warranty there is absolutely no obligation on the part of the Warrantors to make any enquiry as provided for in clause 1.8.

9.2           Significant counter-parties

(a)           Other than as Disclosed no counter party on any contractual arrangements (including any person connected in any way with any such party) accounts directly or indirectly either for more than ten per cent of the annual aggregate turnover or for more than ten per cent of the annual aggregate expenses of the Company.

(b)           No loss of significant counter-parties

No significant counter-party of the Company (that is to say a contractual counter-party who contributes directly or indirectly to the Company as a whole income representing more than ten per cent in value of turnover of the Company as a whole or representing payments by the Company of more than ten per cent in value of the costs of sale of the Company as a whole over any given period of 12 consecutive months within the last five years prior to this agreement) has, during the period of 12 months prior to this agreement, ceased to trade with or indicated in writing an intention to cease to trade with, the Company either in whole or in part.  During the period of 12 months prior to the date of this agreement, the terms of trade of the Company with each significant counter-party (as defined above) have not significantly changed to the detriment of the Company.  The Warrantors are not aware that any cessation or substantial reduction in trade or change in terms of dealing as described above is likely after Completion.

9.3           Stand-alone business

The assets and rights of the Company as a whole and the facilities and services to which the Company has a contractual right are all that have been necessary to operate the businesses of the Company as it has been operated historically and as reflected in the Accounts for the last Financial Year.

9.4           Characteristics of contracts

There is not outstanding any contract, liability or arrangement to which the Company is a party or by which it is bound which:

(a)           is outside the ordinary course of business of the Company;

(b)           requires expenditure of in excess of £25,000 per year;

(c)           is otherwise than by way of a bargain at arm’s length;

(d)           is one pursuant to which the Company has sold or otherwise disposed of any company or business in circumstances such that it remains subject to any liability (whether contingent or otherwise) which is not fully provided for in the Last Accounts;

(e)           is a currency and/or interest rate swap agreement, asset swap, future rate or forward rate agreement, interest cap, collar and/or floor agreement or other exchange or rate protection transaction or combination thereof or any option with respect to any such transaction or any other similar transaction to which the Company is a party;

(f)            is a bid, tender, proposal or offer entered into otherwise than in the ordinary course of business of the Company which, if accepted, would result in the Company becoming a party to any agreement or arrangement of a kind described in any of paragraphs 9.3(a) to 9.3(d) above.

9.5           With respect to each contract to which the Company is a party:

(i)            none of the Sellers or any member of the CCF Group are interested;

(ii)           the Company has duly performed and complied in all respects with each of its material obligations thereunder;

(iii)          there has been no material delay, negligence or other default on the part of the Company and no event has occurred which, with the giving of notice or passage of time, would constitute a material default thereunder;

(iv)          so far as the Warrantors are aware, there are no grounds for rescission, avoidance, repudiation or termination and the Company has not received any written notice of termination; and

(v)           the Warrantors are not aware of any of the other parties thereto is in material default or, so far as the Warrantors are aware, is likely to become in material default thereunder.

9.6           Offers and tenders

No offer or tender issued by the Company and still outstanding is or will be capable of giving rise to a contract merely by an order or acceptance or other action by another party which would, once accepted, result in the Company being committed to expenditure of £10,000 or more.

9.7           Contracts - connected persons

(a)           Save as Disclosed, there is not outstanding any material agreement, arrangement or understanding (whether legally enforceable or not) to which the Company is a party and in which any current director of the Company or any connected person is interested, whether directly or indirectly (save for any service or employment agreement between the Company and any such persons).

(b)           Save as Disclosed, the Company does not depend in any material respect upon the use of assets owned by, or facilities or services provided by, the Sellers or any member of the CCF Group, the cessation of which would materially adversely affect the Company or the replacement of which would require material effort or expenditure by the Company.

(c)           The Company’s profits or financial position in each of the three financial years ended on the Last Accounting Date have not been materially affected by any material agreement which is not entirely of an arm’s length nature.

9.8           Partnerships

The Company is not a member of, or party to, any partnership.

9.9           Competition and fair trading

(a)           There are no contracts or obligations, agreements, arrangements or concerted practices involving the Company and no practices in which the Company is or has been engaged which are void, illegal, unenforceable, registrable or notifiable under or which contravene any competition, anti-trust, anti-monopoly or anti-cartel legislation or regulations in the United Kingdom, nor has the Company received any written threat or complaint or request for information or investigation in relation to or in connection with any such legislation or regulations.

(b)           The Company is not subject to any order, judgment, decision or direction given by any court or governmental or regulatory authority in any jurisdiction other than one generally affecting the industries in which it operates, nor is it party to any undertaking or assurance given to any such court or authority, in relation to competition matters which is still in force.

9.10         Vulnerable antecedent transactions

So far as the Warrantors are aware, the Company has not at any time in the two year period prior to Completion:

(a)           entered into any transaction at an undervalue (within the meaning of s238 or s339 or s423 Insolvency Act 1986) with any other person;

(b)           been given any preference (within the meaning of s239 or s340 Insolvency Act 1986) by any other person; or

(c)           entered into any other material transaction which is void or voidable (whether in whole or in part) or received any benefit or acquired any asset which is or will be liable to be returned or repaid (whether in whole or in part).

9.11         Payments/political donations

No act or transaction has been effected by or on behalf of the Company involving the making or authorising of any payment, or the giving of anything of value, to any government official, political party, party official or candidate for political office for the purpose of influencing the recipient in his or its official capacity in order to obtain business, retain business or direct business to the Company or any other person or firm.

10.          ASSETS

10.1         Title to physical assets

All of the material physical assets owned by the Company are the sole, absolute property of the Company and there is not now outstanding any Encumbrance over the whole or any part of any material physical assets of the Company and none of the material physical assets now owned or used by the Company is subject of any Encumbrance or any hire purchase, leasing, lease, purchase or credit sale agreement, except as Disclosed.

10.2                         Possession and third party facilities

(a)                                  All of the material physical assets owned by the Company, or in respect of which the Company has a right of use, are in the possession or under the control of the Company.

(b)                                 Where any material physical assets are used but not owned by the Company or any facilities or services are provided to the Company by any third party, there has not so far as the Warrantors are aware occurred any event of default or any other event or circumstance which would entitle any third party to terminate any agreement or licence in respect of the provision of such facilities or services (or any event or circumstance which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute such an event or circumstance).

11.                               LITIGATION

11.1                         No litigation

The Company is not engaged, either on its own account or vicariously, in any suit, action, litigation, arbitration or tribunal proceedings or any governmental investigations.  In addition so far as the Warrantors are aware, the Company has not received notice of any such suit, action, litigation, arbitration or tribunal proceedings or governmental investigations which are pending or threatened, by or against the Company.

12.                               INSOLVENCY ETC.

12.1                         Company not insolvent

The Company has not stopped payment, nor is it insolvent or deemed unable to pay its debts within the meaning of s123 of the Insolvency Act 1986 other than immaterial debts being contested by appropriate action.

12.2                         No winding up

No order has been made, petition presented or meeting convened for the purpose of considering a resolution for the winding up of the Company or for the appointment of any provisional liquidator.  No petition has been presented for an administration order to be made in relation to the Company, and no administrator or receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets and/or undertaking of the Company.

12.3                         No composition, etc.

No composition in satisfaction of the debts of the Company, or scheme of arrangement of its affairs, or compromise or arrangement between it and its creditors and/or members or any class of its creditors and/or members, has been proposed, sanctioned or approved.

12.4                         No distress, etc.

No distress, distraint, charging order, garnishee order, execution or other process has been levied or applied for in respect of the whole or any part of any of the property, assets and/or undertaking of the Company.

12.5                         No disqualification

So far as the Warrantors are aware, no person who now is, or who at any time within the last three years was, a director or officer of the Company is, or at any material time was, subject to any disqualification order under CA85, the Insolvency Act 1986 or the Company Directors Disqualification Act 1986.

12.6                           So far as the Warrantors are aware, no circumstances exist which will give rise to the occurrence of any events or circumstances described in the preceding paragraphs 12.1 to 12.5.

13.                               POWERS OF ATTORNEY

The Company has given no powers of attorney and no other authority express, implied or ostensible which is still outstanding or effective to any person to enter into any contract or commitment to do anything on its behalf other than the authority of employees and officers to enter into contracts in the ordinary course of their duties.

14.                               REGULATORY MATTERS

14.1                         Licences

(a)                                  The Company has obtained all material licences, permissions, authorisations and consents required for carrying on its business effectively in the places and in the manner in which such business is now carried on.

(b)                                 The licences, permissions, authorisations and consents referred to in paragraph 14.1(a) are in full force and effect, are not subject to any unusual or onerous conditions which would not ordinarily be present in such licences, permissions, authorisations or consents, and have been complied with in all material respects.

(c)                                  So far as the Warrantors are aware, the Company has not received any notice that there are any circumstances currently existing which indicate that any of the licences, permissions, authorisations or consents referred to in paragraph 14.1(a) will be suspended, cancelled or revoked or not renewed, in whole or in part, in the ordinary course of events.

(d)                                 This clause 14.1 shall not refer to any licences, permissions, authorisations or consents which relate to the Intellectual Property or to the Properties.

14.2                         Compliance with laws

(a)                                  The Company has conducted its business and corporate affairs in accordance with its memorandum and articles of association and in all material respects in compliance with all applicable laws and regulations (whether of the United Kingdom or any other jurisdiction).

(b)                                 The Company is not in breach of any order, decree or judgement of any court or any governmental or regulatory authority (whether of the United Kingdom or any other jurisdiction).

(c)                                  So far as the Warrantors are aware, neither the Company nor any of its officers, agents or employees during the course of carrying out duties for the Company has done or omitted to do any act or thing, the commission or omission of which is a contravention of any law or regulation (whether of the United Kingdom or any other jurisdiction).

(d)                                 So far as the Warrantors are aware, no commissions, discounts, rebates or other inducements, whether of cash or in kind, have been given by the Company or its officers or employees during the course of carrying out duties for the Company where the same are capable of forming the basis of criminal prosecution of, or civil action against, the Company or any of its officers or employees.

15.                               INSURANCE

15.1                         The Company has at all times been adequately covered against accident, third party, public liability and other risks normally covered by insurance and nothing has been done or omitted to be done by or on behalf of the

Company which would make any policy of insurance void or voidable or enable the insurers to avoid the same and there is no material claim outstanding under any such policy and the Warrantors are not aware of any circumstances which will give rise to such a claim or (other than generally applicable market factors) result in a material increase in the rate of any premium.

15.2                         All information furnished in obtaining or renewing the Insurance Policies was correct and accurate when given and any change in that information required to be given was correctly given.  The Company is not materially in default under any of those policies, which are in full force and effect.

15.3                         There is set out in the Disclosure Letter a summary of the Insurance Policies.

15.4                         The Company has not suffered any material uninsured losses nor waived any rights of material or substantial value.

Part 2:  Employment Warranties

1.                                      INTERPRETATION

In this part 2 of schedule 3, the following words and expressions shall have the following meanings:

“Employees” means those persons employed by the Company;

“Employment Law” means all and any laws, common law, statutes, directives, regulations, notices, judgments, decrees or orders, whether of the European Community or the United Kingdom or any other relevant jurisdiction, relating to or connected with the employment of employees and workers and/or their health and safety at work;

“Employment Liabilities” means all Losses connected with or arising from any Employment Law;

“Senior Employee” means any employee whose annual salary exceeds £50,000.

2.                                      TRADE UNION RECOGNITION

The Company does not recognise any trade union or other body representing its Employees (or any of them) for the purpose of collective bargaining or other negotiating purposes, nor has the Company done any act which might be construed as recognition or received a request for recognition of any such body and, so far as the Warrantors are aware, no such request is pending.

3.                                      TRADE DISPUTES

So far as the Warrantors are aware, no dispute, strike or other industrial action exists or is threatened between the Company and a significant number or category of its Employees or a trade union representing such Employees and no such dispute, strike or other industrial action has occurred in the last 12 months.

4.                                      COMPLIANCES WITH APPLICABLE LAW

The Company has complied with all material obligations imposed on it by Employment Law, collective agreements, recognition agreements and all material contractual obligations applying to the jurisdiction in which such entity is incorporated or carries on business which are owed to or in respect of its Employees.

5.                                      INFORMATION

5.1                               The Disclosure Letter contains:

(a)                                  the names and dates of birth and commencement of employment of all persons who are at the Completion Date Employees of the Company;

(b)                                 details of all the remuneration paid and benefits (including, for the avoidance of doubt, permanent health insurance) provided to or which the Company is bound to provide to each of the Employees;

(c)                                  copies of the contracts of Employment of each of the Senior Employees; and

(d)                                 details of the terms on which all individual consultants providing to the Company personal services which are considered by the Warrantors to be materially significant in the context of the businesses of the Company are engaged;

all of which information is true and complete in all material respects.

5.2                               There is no person other than those listed in the Disclosure Letter who is employed in the business of the Company other than the Employees.

5.3                               No full time Senior Employee is engaged for any material part of his usual working time in the business of any company outside the Company.

6.                                      VARIATION OF TERMS OF EMPLOYMENT

6.1                               The Company is not involved in negotiations (whether with Employees or any trade union or other Employees’ representatives) to materially vary the terms and conditions of employment or engagement of any of its Employees, directors or consultants, nor has it during the three months up to Completion entered into any obligation nor made any representations, promises, offers or proposals to any of its Employees, directors or consultants or to any trade union or other Employees’ representatives concerning or affecting the terms and conditions of employment or engagement of any of its Employees, directors or consultants.

6.2                                 During the last three months, the Company has not promised but failed to implement prior to Completion any salary review in respect of any Employees.

7.                                      INCENTIVE SCHEMES

The Company has not introduced any share incentive scheme, share option scheme or profit sharing, bonus, commission or other such incentive scheme for any of its directors or Employees which remains in effect.

8.                                      RESIGNATIONS

8.1                                 No Senior Employee or director of the Company has resigned in the last 12 months.

8.2                                 The Company has not received any notice of resignation from any director or Senior Employee that has not expired.

8.3                                 During the last 6 months, the Company has not dismissed any employees nor is it under any contractual or other obligation to change the term of service of any Senior Employee.

9.                                      BENEFITS

The Company has discharged its obligations in full in relation to salary, wages, fees, commission, bonuses, overtime pay, holiday pay, sick pay and all other benefits and emoluments relating to its Employees, directors and consultants in respect of all prior periods.

10.                               REDUNDANCIES

10.1                         The Company has neither given notice of any redundancies to the Secretary of State or any other appropriate body in any other jurisdiction nor started consultations with any independent trade union or Employees’ representatives within the last 12 months in relation to any of the Company’s Employees.

10.2                         The Company has not adopted, whether informally or formally and whether in writing or otherwise, any policy or practice of making redundancy payments in excess of statutory minima nor has it historically made any such redundancy payments.

10.3                         The Company does not have, either formally or informally and whether or not reduced to writing, any custom or practice of implementing redundancies on a selective basis in accordance with specific procedures, criteria or formulae.

11.                               CLAIMS

11.1                         So far as the Warrantors are aware, no circumstances have arisen or exist under which the Company will be required to pay damages or compensation, or suffer any penalty or be required to take corrective action or be subject to any form of sanction under Employment Law.  The Company has not received written notice of any current, pending or threatened claims of any type against the Company by any existing or former Employees or directors of the Company or by any existing or former consultants to the Company.

11.2                         So far as the Warrantors are aware no circumstances have arisen under which the Company is likely to be required to pay damages for wrongful dismissal or breach of contract, to make any contractual or statutory redundancy payment or make or pay any compensation in respect of unfair dismissal, to make any other payment under any Employment law or to reinstate or re-engage any former Employee.

12.                               GRIEVANCE PROCEDURES

No Employee has instituted any internal grievance procedure, corporate information disclosure procedure or malpractice notification procedure nor has any Senior Employee been the subject of disciplinary proceedings in the last 12 months by reason of misconduct or suspected misconduct.

13.                               EFFECT OF COMPLETION

Completion will not give rise to the payment of any remuneration, payments or benefits (including severance payments or benefits) or any enhancements or accelerations thereof to any Employee whether in accordance with the standard terms and conditions of employment of such Employee or otherwise or entitle any Employee to terminate his employment without serving his full notice period.

14.                               INCENTIVE SCHEMES

The Company has not introduced any share incentive scheme, share option scheme or profit sharing, bonus, commission or other such incentive scheme for any of its directors or Employees which remains in effect.

15.                               SIMON BRYDON

For the purposes of this Warranty, “Statutory Employment Protection Claim” means any claim under the Employment Rights Act 1996 (as amended), Sex Discrimination Act 1975 (as amended), Equal Pay Act1970 (as amended), Race Relations Act 1976, Disability Discrimination Act 1995 (as amended), Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended), Working Time Regulations 1998 (as amended), Employment Relations Act 1999,Art.141 of the EC Treaty, Equal Pay Directive No 75/117, other EU Directives, Trade Union & Labour Relations (Consolidation) Act 1992(as amended), National Minimum Wage Act 1998, Public Interest Disclosure Act 1998, Data Protection Act 1998, Part-Time Workers(Prevention of Less Favourable) Treatment Regulations 2000, Fixed-Term Employees (Prevention of Less Favourable Treatment)Regulations 2002, Employment Act 2002, Employment Equality(Religion or Belief) Regulations 2003 and Employment Equality (Sexual Orientation) Regulations 2003.

15.1                         Brydon has no claims or rights of action (whether under statute, common law or otherwise), howsoever arising, (including but not limited to contractual claims, breach of contract including for breach of his Service Agreement dated 21 April 2006 and amendments thereto, tort and Brydon’s prospective entitlement to bring any other Statutory Employment Protection Claim which could be brought in an Employment Tribunal) against the Company, its officers, employees or shareholders, arising from or connected with the Executive’s current employment with the Company, the termination thereof or any other matter concerning the Company.

15.2                         Brydon has no claims against the Company, its purchasers or successors in title, concerning his pension entitlement under his Service Agreement dated 21 April 2006 or otherwise, and including any tax liabilities or national insurance contributions that arise or may have arisen in respect thereof.

Part 3: IP & IT Warranties

1.                                      DEFINITIONS

In this part 3 of schedule 3, the following words and expression shall have the following meanings:

“Company Systems” means the computer and data processing systems and information and communications technologies used in or for the business of the Company including hardware, Software (whether proprietary or third party owned), networks, data storage devices, printers, VDU’s, firmware, dedicated power supplies, cabling, peripherals and associated documentation;

“Registered Intellectual Property” means those Intellectual Property rights which have been applied for or which are registered with any national or international registry, (including all renewals, extensions and applications for registration) and which are owned by the Company; and

“Software” means any and all forms of computer program, including, without limitation, applications and operating systems and in each case whether in source, object or machine-readable form.

2.                                      INTELLECTUAL PROPERTY

2.1                               General

The Company has no Registered Intellectual Property.

2.2                               Intellectual Property

(a)                                  The Company owns or has authority to use all the Intellectual Property it requires to carry on its business following Completion as such business has been carried on in the last 2 years.

(b)                                 Any persons who have been commissioned by the Company to create, develop or invent any Intellectual Property for the Company in connection with any ongoing projects of the Company to which any value is attributed in the work in progress referred to in the Last Accounts have entered into a written agreement with the Company which obliges them to assign such Intellectual Property to the Company.

(c)                                The Company has not reached any agreements with its employees that disapply or exclude the provisions of any legislation, including but not limited to, the Patents Act 1977, the Copyright, Designs and Patents Act 1988, the Registered Designs Act 1949 and the Copyright and Rights in Databases Regulations 1997 (SI 1997/3032), relating to the Company’s rights as employer, pursuant to such legislation, to the intellectual property created by its employees.

2.3                               Infringement

(a)                                  Save as Disclosed, the Company has not received written notice of any claim by any third party which alleges that the operations of the Company infringe or misuse or are likely to infringe or misuse the Intellectual Property of a third party or which otherwise disputes the right of the Company to use any Intellectual Property owned or used by it.  So far as the Warrantors are aware, no third party has served notice on the Company of any circumstances which are likely to give rise to such a claim.

(b)                                 No claim has been made by the Company which alleges that a third party is infringing or misusing or is likely to infringe or misuse the Registered Intellectual Property owned by the Company.

(c)                                  As far as the Warrantors are aware, and save as Disclosed, the operations of the Company do not infringe or misuse any Intellectual Property.

3.                                      CONFIDENTIAL INFORMATION

The Company has not used any processes and is not engaged in any activities which involve the misuse of any Confidential Information belonging to any third party, nor so far as the Warrantors are aware does the Company otherwise have in its possession or control any such Confidential Information without the licence or authority or the relevant owner.

4.                                      INFORMATION TECHNOLOGY

4.1                               The Company Systems are either owned by, or properly licensed or leased to the Company and there are no circumstances of which the Warrantors are aware in which the ownership, benefit, or right to use the Company Systems may be lost solely by virtue of the acquisition of the Shares by the Purchaser.

4.2                               The Company has taken all reasonable steps to ensure that the Software used by the Company in the carrying on of its business is free of any virus which would threaten the ability of the Company to operate its normal business activities.

4.3                               The Company Systems are Date Compliant in all material respects.  For the purposes of this paragraph 4.3 “Date Compliant” means the ability of a computer system and/or related hardware and/or Software to be unaffected, either in its performance or in its functionality, by any dates (past, present and future) and in particular (but without prejudice to the generality of the foregoing):

(a)                                  no value for current date causes or will cause any interruption in operation;

(b)                                 date-based functionality behaves and will behave consistently for all dates;

(c)                                  in all interfaces and data storage, the century in any date is and will be specified either explicitly or by unambiguous algorithms or inferencing rules; and

5.                                      DATA PROTECTION

5.1                               The Company has complied with its obligations under the Data Protection Act 1998 and with all material applicable data protection laws, guidelines and industry standards.

5.2                                 No notice or allegation has been received by the Company from a competent authority alleging that the Company has not complied with any applicable data protection laws.

5.3                               The Company has not received any written notice from any individual claiming from the Company compensation for breaches of applicable data protection laws.

Part 4:  Pensions Warranties

1.                                      DEFINITIONS

In this part 4 of schedule 3, the following words and expressions shall have the following meanings:

“Employee” means any past or present officer or employee of the Company, including any person who is on secondment overseas; and

“Pension Arrangements” means the Stakeholder Pension Scheme as set out in the Disclosure Letter.

2.                                      DISCLOSURE OF PENSION ARRANGEMENTS

Other than the Pension Arrangements, there is no scheme, arrangement or agreement to which the Company is a party o~ by which it is bound or under which it has an obligation or liability (whether actual, contingent or prospective) to contribute or to provide funding for the provision of life assurance, retirement, death, disability or other like benefits (in the form of a pension, lump sum, gratuity or otherwise) in respect of any Employee.

3.                                      INFORMATION RELATING TO PENSION ARRANGEMENTS

Details of all material documentation which the Company is holding in relation to Pension Arrangements have been Disclosed.

4.                                      CONTRIBUTIONS

The Company is not obliged to make any pension contributions to the Pension Arrangements for any of its Employees or officers.

5.                                      DISPUTES

The Company is not a party to any ombudsman, litigation or arbitration proceedings in respect of the Pension Arrangements or benefits provided under the Pension Arrangements

6.                                      DISCONTINUANCE

No plan, proposal or intention to amend or discontinue (in whole or in part) any of the Pension Arrangements has been communicated to any Employee.

Part 5:  Property Warranties

1.                                    TITLE

1.1                               The Properties comprise all the land and premises owned or occupied or otherwise used by the Company and all the estate, interest, right and title whatsoever of the Company in, under, over or in respect of any land or premises and the descriptions set out in schedule 9 are correct.  The Company does not have any other interest in any other land or buildings other than the Properties and the Company has not entered into any legally binding agreement for the purchase of any such interest.

1.2                               The documents of title to the Properties are in the possession or under the control of the Company and such documents are original documents or properly examined abstracts.

2.                                      ENCUMBRANCES

2.1                               So far as the Warrantors are aware, the Properties are free and clear of all claims, Encumbrances, leases, tenancies, licences or other rights of occupation, and other agreements affecting the same (other than the lease referred to in schedule 8) and the Company has exclusive possession of the whole of the Properties.

2.2                               The Properties are not subject to any outgoings other than business and water rates, rent, insurance, council tax and service charges and those outgoings referred to the Company’s lease of the Properties.

2.3                               As far as the Warrantor is aware there are no material covenants restrictions burdens stipulations wayleaves easements grants conditions terms rights or licences affecting the Properties listed at Schedule 8 which are of an unusual or onerous nature or which have a material adverse affect on the use of the Properties listed at Schedule 8.

2.5                               The Warrantors have not received written notice that any covenants, restrictions, stipulations, conditions and other terms affecting the Properties and the uses of the Properties have not been duly observed and performed.

2.6                               So far as the Warrantors are aware, the Company has not received written notice of any outstanding disputes, notices or complaints which affect the use of any of the Properties for the purposes for which they are now used and which would prevent or impede the Company from operating and carrying on the business currently carried out at each of the Properties.

3.                                      LEASEHOLD PROPERTIES

3.1                               Each of the Properties is held under the lease details of which are set out in schedule 8 and no licence or supplementary agreements and concessions have been entered into or granted in respect of those leases as far as the Warrantors are aware.

3.2                               There are no outstanding rent reviews.

4.                                      CONTINGENT LIABILITIES

4.1                               The Company has not at any time assigned or otherwise disposed of any property, leasehold or otherwise, in respect of which it has a continuing liability (contingent or otherwise) for payment of rent and/or for any other liability.

4.2                               The Company is not the guarantor of or surety for any other party’s liability (contingent or otherwise) for any obligations under any lease, tenancy, agreement or any other deed or under any agreement relating to the assignment of any lease or tenancy.

Part 6:  Tax Warranties

1.                                      GENERAL

1.1                               Provision or reserve (as appropriate) has been made in the Last Accounts for (i) all Tax for which the Company is liable or accountable (whether primarily or otherwise) in respect of all income, profits or gains earned, accrued or received on or before the Last Accounting Date or in respect of any Event occurring on or before the Last Accounting Date and (ii) for all deferred Tax assets and liabilities of the Company in accordance with generally accepted accounting practice and all Relevant Accounting Standards.

1.2                               The Company has made all instalment payments required by the Corporation Tax (Instalment Payments) Regulations 1998 and all such instalment payments were made on the basis of a reasonable estimate of the Company’s total liability for the relevant accounting period.

1.3                               Since the Last Accounting Date the Company has not incurred any material expenditure which is not deductible for Tax purposes.

2.                                      COMPLIANCE

2.1                               All information, notices, computations, claims, elections, assessments (including self-assessments), registrations and returns which ought to have been submitted have been punctually submitted by or on behalf of the Company to the relevant Tax Authority and all information, notices, computations claims, assessments (including self-assessments), registrations and returns submitted are so far as the Warrantors are aware complete and accurate and, in the case of information, remain complete and accurate in all material respects, and are not and so far as the Warrantors are aware nor are likely to be or become the subject of any dispute.

2.2                               The Company has not been subject to any non-routine audit, investigation, discovery or access order by any Tax Authority or any non-routine visit by any VAT or customs authority.

2.3                               The Warrantors are aware of no dispute at the date of this Agreement with any Tax Authority regarding:

(i)                                     the computation of any gains profits or losses of the Company for the purposes of Tax;

(ii)                                  any liability or potential liability to Tax (including interest or penalties) recoverable from the Company; or

(iii)                               the availability to the Company of any relief from Tax.

2.4                               The Company has not been a party to any scheme or arrangement in respect of which the main purpose or one of the main purposes was the avoidance of a liability to Tax.

2.5                               No Tax Authority has agreed to operate any special arrangement in relation to the Company other than an arrangement which is wholly in accordance with a strict interpretation of the relevant law, published statements of practice or published extra-statutory concessions of a relevant Tax Authority.

2.6                               The Company has maintained and is in possession of all records required for Tax purposes and all such records remain true, complete and accurate.  In particular, without limitation, the Company has sufficient records to enable it to calculate any present or, so far as possible, future liability for Tax of the Company or its entitlement to any deduction, relief or repayment of Tax and any claims and elections it has made relating to Tax.

2.7                               No Tax has been or may be assessed on or required to be paid by the Company where the amount in question is the primary liability of another person, and where such assessment or requirement arises or arose by reason of the failure by any other person to satisfy a Tax liability.

2.8                               No relief from Tax which has been claimed or given to the Company or which was taken into account in determining the provision for Tax (or deferred Tax) in the Accounts has been withdrawn, postponed, restricted or become liable to be repaid and the Warrantors are not aware of any reason why said relief may be withdrawn.

3.                                      CAPITAL GAINS

3.1                               The book value in or adopted for the purposes of the Last Accounts as the value of each of the assets of the Company on the disposal of which a chargeable gain or allowable loss could arise does not exceed the amount deductible under s38 TCGA in respect of each such asset.  So far as the Warrantors are aware, no chargeable gain would (or would but for any relief, allowance, deduction or credit other than amounts falling to be deducted under s38 TCGA) arise on the disposal of any asset acquired by the Company since the Last Accounting Date for a consideration equal to that paid on its acquisition.

3.2                               So far as the Warrantors are aware, the Company has not disposed of or acquired any asset to or from any person in circumstances such that ssl7 or 18 TCGA apply to such disposal or acquisition.

3.3                               The value of the consideration for the acquisition of any asset included in the Last Accounts or acquired after the Last Accounting Date is not deemed for Tax purposes to have been reduced by reason of any claim made to defer Tax whether in relation to that or any other asset.

4.                                      INTERNATIONAL

4.1                               The Company is and always has been resident for all Tax purposes only in the jurisdiction in which it was incorporated and has never been regarded as being resident for Tax purposes in a jurisdiction outside its country of incorporation.

4.2                               The Company is not liable to, and has at no time incurred any liability to Tax in any jurisdiction other than the jurisdiction in which it was incorporated.  So far as the Warrantors are aware, the Company has never had a permanent establishment in any jurisdiction other than in the jurisdiction in which it was incorporated.

4.3                               The Company has not, without the prior consent of HM Treasury, caused or permitted any such body corporate as is referred to in Section 765 Taxes Act 1988 to enter into any transaction specified therein, nor has it entered into a transaction of the type referred to in Section 765A Taxes Act 1988 without fully complying with the information reporting requirements prescribed therein.

5.                                      TRANSFER PRICING

No Company has paid any amount for goods, services, or business or financial facilities which amount has been disallowed or so far as the Warrantors are aware will be disallowed by any relevant Tax Authority under relevant transfer pricing legislation nor has any Company received any amount for goods, services or business or financial facilities which amount has been increased or so far as the Warrantors are aware will be increased under relevant transfer pricing legislation.

6.                                      GROUPS OF COMPANIES

The Company has not been a member of any group for any tax purposes.

7.                                      VALUE ADDED TAX

7.1                               The Company is a taxable person duly registered for the purposes of VAT and has complied in all material respects with all statutory provisions, rules, regulations, orders and directives in respect of VAT, has promptly submitted accurate returns and maintains full and accurate VAT records and has not suffered any liability to any interest, forfeiture, surcharge or penalty.  VAT has been duly paid or provision has been made in the Accounts for all amounts of VAT for which the Company is liable.

7.2                               The Company has not made an election to waive exemption under paragraph 2 Schedule 10 VATA (Election to waive exemption) and no notice has been received by the Company and the Company is not aware of anything which indicates that the grant to the Company of any interest in, right over or licence to occupy land is or may not be an exempt supply for VAT purposes.

7.3                               The Company has no capital items to which Part XV VAT Regulations (Adjustments to the deduction of input tax on capital items) applies.

8.                                      CLOSE COMPANIES

8.1                               The Company is not, nor has it ever been, a close investment holding company for the purposes of Section 13A ICTA.

8.2                               The Company is not, nor has it ever been liable to make a payment to any Tax Authority under the provisions of Sections 418 to 422 Taxes Act.

8.3                               The Company has never made any transfer of the kind described in Section 125 TCGA, nor has it made a transfer of value of any kind (whether under s94(1) Inheritance Taxes Act 1984 or otherwise).

9.                                      INHERITANCE TAX AND GIFTS

9.1                               The Warrantors are not aware of any circumstances whereby any such power as is mentioned in s212 Inheritance Tax Act 1984 could be exercised in relation to any shares in, securities of or assets of the Company.

9.2                               Neither the assets owned by nor the shares of the Company are subject to an outstanding Inland Revenue charge as defined in s237 Inheritance Tax Act 1984.

10.                               INTANGIBLES

10.1                         There are no assets held by the Company in respect of which it has brought into account, or will before Completion be entitled to bring into account, any debits under Schedule 29 FA 2002.

11.                               TRANSFER TAXES

11.1                        There is no instrument which is necessary to establish the Company’s right or title to any asset which is or may become liable to stamp duty (or any like duty or tax in a jurisdiction outside the United Kingdom) which has not been duly stamped or which would attract stamp duty, interest or penalties if brought within the relevant jurisdiction.

11.2                        Any stamp, stamp duty land, documentary, securities or other transfer Taxes which any Company is required to pay have been duly paid.

11.3                        The Company has not:

(a)                                  entered into a contract to purchase any land or an agreement to take a lease of any land which in either case has not been completed by a conveyance or the grant of a lease; or

(b)                                 entered into a land transaction where there will or may be an obligation in the future to make a further land transaction return; or

(c)                                  applied to defer payment of stamp duty land tax under section 90 Finance Act 2003.

12.                               EMPLOYEES

12.1                         All income tax deductible and payable in respect of employee Tax has, so far as it is required to be deducted, been deducted from all payments made or treated as made by the Company and all amounts so due to be paid to the relevant Tax Authority prior to Completion have been so paid, including all Tax chargeable on benefits provided for directors, employees or former employees of the Company or any persons required to be treated as such.

12.2                         Any expenditure that has been incurred or that has been agreed to be incurred by the Company in remunerating employees, officers, ex-employees and ex-officers of the Company, including any salaries, bonuses, emoluments and any gratuitous payments paid to such persons, is or will, so far as the Warrantors are aware, be deductible for Tax purposes.

12.3                         All deductions and payments required to be made under any Tax legislation in respect of national insurance and social security contributions (including employer’s contributions) have been so made.

12.4                         All payments by the Company to any person which are required to have been made under deduction of Tax have been so made and the Company (if required by law to do so) has accounted to the Tax Authority for the Tax so deducted.

12.5                         The Company has not been granted any dispensations by any Tax Authority relating to the taxation of its employees or the reporting of benefits provided to such employees.

12.6                         Proper records have been maintained in respect of all such deductions and payments in accordance with all applicable Tax legislation.

12.7                         The Company has never issued Enterprise Management Incentive options.

12.8                         So far as the Warrantors are aware, the return of benefits forms reporting benefits provided for directors, employees or former employees of the Company have been correctly reported to the Inland Revenue.

12.9                         The Company will not be liable after Completion to pay national insurance contributions or account for income tax or national insurance under the PAYE system in respect of, or in consequence of any event (including the sale of the Shares) occurring in relation to, any shares, securities, options or interests in the Company.

12.11                   No security (within the meaning of s254(1) ICTA (Company distributions, tax credits etc: interpretation)) of the Company has been issued in such circumstances or on such terms (as amended from time to time) or is or has at any time been held by such a person that (a) the interest (or any other amount) paid or payable on it has fallen or when paid will fall to be treated as a distribution under s209 ICTA (Meaning of “distribution”) or (b) the debt represented by the security has fallen or falls to be treated as other than a normal commercial loan (within the meaning of Schedule 18 paragraph 1(5) ICTA (Group relief: equity holders and profits or assets available for distribution)).

12.12                   The Company has not been engaged in, or been a party to, any of the transactions set out in ss213 to 218 ICTA (Demergers) or has made or received a chargeable payment as defined in s214 (Chargeable payments connected with exempt distributions).

13.                               CAPITAL ALLOWANCES

13.1                         All capital expenditure on the provision of machinery or plant in respect of which the Company has claimed writing-down allowances under Chapter 5 part 2 CAA (Writing-down allowances and balancing adjustments) has qualified for such allowances and all claims for such allowances have been validly made and allowed.

13.2                         The value attributed in the Accounts to each asset, or the aggregates of the values attributed to the assets in each pool of assets in respect of which separate computations for capital allowances are required to be made or, as a result of any election, are made, is such that on a disposal of each such asset or pool of assets on the Accounts Date for a consideration equal to such a value or aggregate value no balancing charge would arise.

13.3                         The Company has not claimed nor is it entitled to claim under section 253 TCGA (Relief for loans to traders) or section 254 TCGA (Relief for debts on qualifying corporate bonds) that an allowable loss has accrued in respect of a loan made by it.

13.4                         The Company has not made a claim under section 24(2) TCGA (Disposals where assets lost or destroyed, or become of negligible value), nor has it exercised an option to pay tax by instalments under section 280 TCGA (Consideration payable by instalments).

13.5                        No capital expenditure incurred or agreed to be incurred by the Company:

(a)                                has been deemed under s5 CAA (When capital expenditure is incurred) to have been, or may be deemed under that section to be, incurred on a date other than that upon which the obligation to pay the expenditure became or becomes unconditional; or

(b)                               is expenditure to which Chapter 10 Part 2 CAA (Long life assets) applies; or

(c)                                has been or is to be met directly or indirectly (whether by subsidy, grant, contribution or otherwise) by a third party such that the expenditure may not be regarded as incurred by the Company for any of the purposes of CM.

13.6                        The Company has not incurred or agreed to incur capital expenditure or entered into a contract or assigned the benefit of a contract in circumstances such that ss 214 to 218 (Restrictions on Allowances) CAA has applied or could apply.

13.7                        The Company is not nor has it been entitled to claim any capital allowances under Part 3 CAA (Industrial buildings allowances).

14.                               INDEMNITIES

14.1                        The Company has not given any warranty, indemnity or covenant to any other person in relation to Tax under which it is or might be required to made a payment.

SCHEDULE 4

Remaining Sellers’ Warranties

1.1                               Power to contract

Each of the Remaining Sellers has the full power and authority to enter into and perform each of the Transaction Documents to which it is a party and each of the Transaction Documents constitutes or will, when executed, constitute binding obligations on him/her/it in accordance with their terms, subject to any principles of equity or insolvency law.

1.2                               Authorisations

Each of the Remaining Sellers has obtained all applicable governmental, statutory, regulatory or other consents, licences, waivers or exemptions required to empower it to enter into and to perform its obligations under the Transaction Documents.

1.3                               Title to Shares

Each of the Remaining Sellers is the sole legal and beneficial owner of the number of Shares set out against his/her/its name in part 2 of schedule 1 which are free from and unaffected by any Encumbrance other than under the Articles of the Company.

SCHEDULE 5

Limitations on the liability of the Warrantors under the Warranties and Tax Indemnity

1.                                      SCOPE

1.1                                 Save as otherwise expressly provided in this schedule, the provisions of this schedule shall operate to limit the liability of the Warrantors in respect of any claim under the Warranties or Tax Indemnity (including, for the avoidance of doubt, part 6 of schedule 3) and references in this Schedule 5 to “Claim” and “Claims” shall be construed accordingly and any reference to “Warranties” shall be deemed to include the Tax Indemnity.

1.2                                 All of the limitations on the liability of the Warrantors contained in this schedule are subject to paragraph 12 of this Schedule 5.

2.                                      LIMITATIONS OF QUANTUM

2.1                                 Each Warrantor shall only be liable for a pro rata portion of any Claim (being the percentage of Shares held by such Warrantor in relation to the aggregate number of Shares held by all the Warrantors) and the maximum aggregate liability of each Warrantor in respect of all Claims shall not exceed the following amounts:

(a)           •              $1,218,000

(b)           •              $980,000

(c)           •              $210,000

(d)           •              $187,600

(e)           •              $204,400

2.2                                 The Warrantors shall only be liable in respect of any claim brought by the Purchaser for breach of any of the Warranties if the aggregate amount of all claims brought by the Purchaser exceeds a total of £50,000 but once this minimum is exceeded, the Warrantors shall be liable for the full aggregated amount of the Claims and not just the excess, but subject always to the other limitations contained in this schedule 5.

2.2                                 The Warrantors shall not be liable for any damages or other amounts in respect of any Claim or Claims under any of the Warranties unless the amount of an individual Claim, or a series of related claims to such Claim and arising from the same set of circumstances, exceeds £5,000.  For these purposes, where a Claim relates to more than one event, circumstance, act or omission which event, circumstance, act or omission, would separately constitute a breach of or give rise to a Claim for breach of any of the Warranties such Claim shall be treated as a separate Claim in respect of each such event, circumstance, act or omission.

3.                                      TIME LIMITS

3.1                                 The Warrantors shall be under no liability in respect of any claim unless notice of such claim giving reasonable details of the relevant facts, matters or circumstances giving rise to the claim (including an estimate of the amount of such claim if practicable and without prejudice to any claim the Purchaser might actually make) shall have been served upon the Warrantors by the Purchaser within 30 Business Days of the Purchaser becoming aware that such facts, matters or circumstances may give rise to a claim and:

(a)                                  in the case of a claim under the Warranties (other than the Warranties set out in part 6 of schedule 3 (relating to Tax)) by no later than the eighteen month anniversary of the Effective Date; and

(b)                                 in the case of a claim under the Warranties set out in part 6 of schedule 3 (relating to Tax) or a claim under Clause 8.8 by no later than the seventh anniversary of the Effective Date.

3.2                                 Any claim notified in accordance with Paragraph 3.1 of this Schedule and not satisfied, settled or withdrawn shall be unenforceable against the Warrantors on the expiry of the period of 6 months starting on the date of notification of the claim unless proceedings in respect of such claim have been issued and served on the Warrantors in accordance with the terms of this agreement.

4.                                      GENERAL

4.1                                 The Purchaser shall not be entitled to make any claim in respect of any facts, matters or circumstances if such facts, matters or circumstances have been Disclosed in this agreement and/or any of the other Transaction Documents, the Disclosure Letter or the Disclosure Bundle.

4.2                                 The Warrantors shall not be liable

(a)                                  in respect of any claim:

(i)                                     if and to the extent that such claim arises directly or indirectly from any voluntary act, transaction or arrangement, entered into after Completion by the Purchaser, the Company or any of their respective directors, officers, employees or agents (other than a voluntary act, transaction or arrangement carried out by Brydon without the authority of the relevant Company), save where such act, transaction or arrangement was pursuant to a legally binding obligation entered into by the Company on or before Completion;

(ii)                                  if and to the extent that the claim arises directly or indirectly from any act, transaction or arrangement, in each case which is outside the ordinary course of business of the relevant company at that time, authorised by or carried out at the request of the Sellers;

(iii)                               to the extent that the Purchaser or the Company has recovered any loss or damage suffered by arising out of such breach or claim from any third party, including under the terms of any insurance policy of the Purchaser or the Company (net of any costs of such recovery, including any increased premium payable as a result of such recovery);

(iv)                              to the extent that proper allowance, provision or reserve in respect of the subject-matter of the Claim has been made in the Last Accounts or the Management Accounts;

(v)                                 any contingency or other matter provided for in the Last Accounts or Management Accounts has been over-provided for;

(vi)                              the Claim would not have arisen but for a change of accounting policy or practice of the Company after Completion.

5.                                      CONDUCT OF CLAIMS

5.1                                 Subject to any obligations that the Purchaser may have under any applicable policy of insurance, if the Purchaser becomes aware that any claim has been made against the Company by a third party after Completion which is likely to result in the Purchaser being entitled to make a claim against the Warrantors by virtue of a breach of any Warranty the Purchaser shall, and shall procure that the Company shall:

(a)                                  give notice of such claim to the Warrantors as soon as reasonably practicable, but not later than 10 Business Days after becoming aware of such Claim, specifying in reasonable detail to the extent then available, the nature of the potential liability and so far as practicable, the likely amount of such third party claim;

(b)                                 not make any admission of liability, agreement or compromise with any person, body or authority in relation thereto without, where practicable, having first notified the Warrantors of its intention to do so;

(c)                                  take such action as the Warrantors shall reasonably request to avoid, dispute, resist, compromise, defend or mitigate any such claim (other than any claim the avoidance, dispute, resistance, compromise, defence or mitigation of which would be likely to materially adversely affect the goodwill of the business of the relevant member of the Jump Group or any claim which seeks or in respect of which there has been granted injunctive relief) (and subject to the Company being entitled to employ its own legal advisers and being indemnified to its reasonable satisfaction by the Warrantors against all Losses incurred in connection with such claim) provided that the Warrantors shall jointly and severally indemnify and hold harmless all members of the Jump Group against all Losses incurred by any of them arising from any action taken by any member of the Jump Group at the request of the Warrantors pursuant to this paragraph 5; and

(d)                                 consult as fully as is reasonably practicable with the Warrantors as regards the conduct of any proceedings arising out of such claim and keep the Warrantors reasonably informed of the progress of such third party claim.

5.2                                 Notwithstanding the preceding provisions of this Schedule, if at any time any of the Warrantors pay the Purchaser an amount in respect of any claim and the Purchaser and/or the Company subsequently becomes entitled to recover from any third party any sum in respect of the facts, matters or circumstances giving rise to the claim then the Purchaser shall or shall procure that the Company shall take all necessary steps to enforce such recovery unless to do so would, in the opinion of the Purchaser (acting reasonably) be to the material detriment of the Company or any member of the Jump Group.  If the Purchaser and/or the Company shall at any time recover any sum from a third party which is referable to the facts, matters or circumstances giving rise to any claim in respect of which any of the Warrantors have paid any sum to the Purchaser then provided that there are no outstanding claims or disputes between the Purchaser or either of them and the Warrantors or either of them (or, if there are any such disputes or claims, following the final adjudication or settlement of them):

(a)                                  if the amount paid by the Warrantors in respect of the claim is more than the Sum Recovered, the Purchaser shall immediately pay to the Warrantors the Sum Recovered; and

(b)                                 if the amount paid by the Warrantors in respect of the claim is less than or equal to the Sum Recovered, the Purchaser shall immediately pay to the Warrantors an amount equal to the amount paid by the Warrantors;

For the purpose of this Clause “Sum Recovered” means an amount equal to the total of the amount recovered from the relevant third party plus any repayment, supplement or interest in respect of the amount recovered from the person under Section 825 or 826 of ICTA less any tax computed by reference to the amount recovered from the person payable by the Purchaser or the Warrantors in recovering the amount from the third party and all costs payable by the Purchaser and/or the Company in making any such recovery.

6.                                      CHANGE IN LEGISLATION

No liability shall attach to any of the Warrantors in respect of any claim to the extent that such claim would not have arisen (or the amount of the claim would not have been increased) but for a change in legislation made after the Effective Date or a change in the stated practice of any Tax Authority, a change in relevant Accounting Standards, a change in the interpretation of the law after the Effective Date (whether or not such change purports to be effective retrospectively in whole or in part) or if such claim would not have arisen (or the amount of the claim would not have been increased) but for any judgement delivered after the Effective Date.

7.                                      CONTINGENT AND UNQUANTIFIABLE LIABILITIES

No liability shall attach to any of the Warrantors in respect of any claim to the extent that the claim is based upon a liability which is contingent only or is otherwise not capable of being quantified unless and until such liability ceases to be contingent and becomes an actual liability or becomes capable of being quantified, as the case may be, provided that this paragraph shall not operate to avoid a claim made in respect of a contingent or unquantifiable liability within the applicable time limits specified in paragraph 3 of this schedule if the notice of such claim has been served before the expiry of the relevant period (even if such liability does not become an actual or quantifiable liability, as the case may be, until after the expiry of such period).

8.                                      PAYMENT OF CLAIM TO BE IN REDUCTION OF CONSIDERATION

If any of the Warrantors pay any sum to the Purchaser pursuant to a claim, that part of the Consideration received by such Warrantor for the sale of its Shares shall be deemed to be reduced by the amount of such payment.

9.                                      WAIVER

Purchaser irrevocably and unconditionally waives any right it may have to rescind this agreement.

10.                               SURVIVAL OF THESE PROVISIONS

The provisions of this schedule 5 apply notwithstanding any other provision of this agreement and will not be discharged or cease to have effect in consequence of any termination of any other provisions of this agreement.

11.                               MITIGATION NOT AFFECTED

Nothing in this agreement shall affect the application of the common law rules on mitigation in respect of any claim or any matter giving rise to a claim.

12.                               FRAUD

None of the limitations on the liability of the Warrantors set out in this schedule (whether as to the quantum of the claim, the time limit for notification of the claim, the procedures or requirements for making a claim or otherwise) shall apply to any claim against a Warrantor, including CCF, to the extent that the liability of any of that Warrantor in respect of that claim arises from fraud, wilful default, concealment, dishonesty or deliberate non-disclosure on the part of any of that Warrantor.

13.                               NO DOUBLE RECOVERY

The Warrantors shall not be liable for a breach of any Warranty to the extent that any damage, liability or loss suffered or incurred by the Purchaser or the Company as a result of such breach has been recovered under the Tax Indemnity given at clause 8.8 or under any other Warranty.

SCHEDULE 6

Purchaser’s Warranties

1.                                      DEFINITIONS

In this schedule 6, the following words and expressions shall have the following meanings:

“GAAP” means Canadian generally accepted accounting principles;

“Jump Subsidiaries” means members of the Jump Group (but excluding for all purposes of this schedule the Company;

“Jump Shares” means the Initial Consideration Shares and the Deferred Consideration Shares (if any);

“Person” means any individual, partnership, limited liability company, corporation, joint venture, association, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity of whatever nature;

“Purchaser Sedar Documents” means each of (i) the Consolidated Financial Statements of the Purchaser, for the 3 month period ended March 31, 2007 (filed on May 15, 2007), (ii) Audited Annual Consolidated Financial Statements for the year-ended December 31, 2007 (filed March 30, 2007), (iii) Annual Information Statement of the Purchaser dated March 22, 2007 (filed March 30, 2007) and (iv)Annual Report for the year-ended December 31, 2007 (filed April 19, 2007), each of which is available at www.sedar.com.

2.                                      ORGANIZATION, GOOD STANDING AND QUALIFICATION

Purchaser is a corporation duly incorporated, validly existing and is in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own its properties and to carry on its business as now conducted and as currently proposed to be conducted after giving effect to the consummation of the transactions contemplated by this agreement.

3.                                      AUTHORISATION

Purchaser has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to carry out and perform its obligations under this Agreement and the

Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of and the performance under this Agreement and the Transaction Documents to which they are a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorised by all necessary corporate action and any required stockholder action on the part of Purchaser.  This Agreement and the Transaction Documents to which they are a party have been duly executed and delivered by the Purchaser and are legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as limited by (i) status of limitation, lapse of time, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting the rights of creditors generally or by general principles of equity and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.  The Initial Consideration Shares and the Deferred Consideration Shares, when issued in compliance with the provisions of this Agreement, will be duly authorised, validly issued, fully paid and nonassessable and in compliance with all relevant securities laws and stock exchange rules.  The Initial Consideration Shares and the Deferred Consideration Shares will be free of any Encumbrances, charges or liens other than those created by or imposed upon the holders thereof through no action of the Purchaser, and the Initial Consideration Shares and the Deferred Consideration Shares will be free of restrictions on transfer, other than the restrictions on transfer under the Transaction Documents and pursuant to applicable securities laws.

4.                                      ABSENCE OF DEFAULTS AND CONFLICTS

The Purchaser and the Jump Subsidiaries are not in violation of their respective articles of incorporation, memorandum of association, certificate of formation, bylaws, operating agreement or other organizational documents or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, agreement, lien, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it is bound, or to which either of the property or assets of Purchaser or any of the Jump Subsidiaries is subject (collectively, the “Agreements and Instruments”), except where the violation could not reasonably be expected to have a material adverse effect; and the execution and delivery of and performance under this Agreement, the Transaction Documents and any other Agreements and Instruments, and the consummation of the transactions contemplated herein or therein (including without limitation the issuance of the Initial Consideration Shares and the Deferred

Consideration Shares) and compliance by the Purchaser and the Jump Subsidiaries with their respective obligations hereunder and thereunder, do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of or a default under, or result in the creation or imposition of any Encumbrance upon any property or assets of the Purchaser or any Jump Subsidiary pursuant to such Agreements and Instruments, nor will such actions result in any violation of or require any notice, consent or waiver or trigger any change of control provisions of the articles of incorporation or formation, bylaws, operating agreement or other organizational documents of Purchaser or any Jump Subsidiary or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any court or governmental authority having jurisdiction over Purchaser, any Jump Subsidiary or any of their respective assets or properties.

5.                                      ABSENCE OF PROCEEDINGS

There is no action, suit or proceeding, claim, arbitration or investigation before or by any court, arbitrator, arbitrational body or governmental authority, pending or so far as the Purchaser Warrantors are aware, threatened in writing, against Purchaser or any of the Jump Subsidiaries, or affecting any of the properties or assets of Purchaser or the Jump Subsidiaries which individually or in the aggregate would have a material adverse effect or relating to the transactions contemplated by this Agreement or the other Transaction Documents.  So far as Purchaser is aware, there is no action pending or threatened in writing against any of its officers, directors or employees in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of the Purchaser.  None of Purchaser, the Jump Subsidiaries or any of their respective assets or properties is subject to the provisions of any order, writ, injunction, judgment, ruling, decision or decree of any court, arbitrator, arbitrational body or governmental body which would reasonably be expected to have a material adverse effect.

6.                                      CONSENTS

No governmental approval, consent or authorization or other approval, consent or authorization is required on the part of Purchaser or any of the Jump Subsidiaries in connection with the execution, delivery or performance of this Agreement or the other Transaction Documents to which they are a party and the transactions to be consummated hereby and thereby, other than filings required to be made after the Completion under applicable securities laws (which filings will be made by the Purchaser in accordance with such laws).

7.                                      PUBLIC FILINGS

The Purchaser represents and warrants to Sellers that:

(a)                                  As of their respective filing dates, none of the Purchaser Sedar Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                                 The consolidated financial statements of the Purchaser included in the Purchaser Sedar Documents have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) with respect to financial statements included in Company Sedar Documents filed as of the date of this Agreement, as may be indicated in the notes thereto or (ii) as permitted by applicable regulations) and fairly present in all material respects the consolidated financial position of the Purchaser and the consolidated Jump Subsidiaries as of the dates thereof and the consolidated results of their operations and changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown.

(c)                                  Neither the Purchaser nor any Jump Subsidiaries has any liabilities (whether accrued, absolute, contingent or otherwise) which would be required to be reflected or reserved against on a consolidated balance sheet of the Purchaser prepared in accordance with GAAP or the notes thereto, except liabilities (i) reflected or reserved against on the balance sheet of the Purchaser and the consolidated Jump Subsidiaries as of March 31, 2007 (the “Balance Sheet Date”) (including the notes thereto) included in the Purchaser Sedar Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as contemplated by this agreement or otherwise in connection with the Transactions or (iv) as would not individually or in the aggregate be reasonably be expected to have a material adverse effect on the business, properties or prospects of the Jump Group taken as a whole.

8                                         PURCHASER’S AWARENESS

As at the date of this Agreement, the Purchaser is not actually aware (excluding, for the avoidance of doubt, any imputed or constructive knowledge) of any fact, matter or circumstances causing any of the Warranties to be breached other than as disclosed in the Disclosure Letter; provided that the actual awareness of the Purchaser for the purposes of this paragraph shall mean the actual awareness (excluding, for the avoidance of doubt, any imputed or constructive knowledge) only of •, • and •.

SCHEDULE 7

Limitations on the liability of the Purchaser under the Purchaser’s Warranties

1.                                      SCOPE

1.1                                 Save as otherwise expressly provided in this schedule, the provisions of this schedule shall operate to limit the liability of the Purchaser in respect of any claim under the Purchaser Warranties (including, for the avoidance of doubt, clause 7 and references in this Schedule 7 to “claim” and “claims” shall be construed accordingly.)

1.3                                 All of the limitations on the liability of the Warrantors contained in this schedule are subject to paragraph 12 of this Schedule 7.

2.                                      LIMITATIONS OF QUANTUM

2.1                                 The maximum aggregate liability of the Purchaser in respect of all claims shall not exceed US$12,100,000.

2.2                                 The liability of the Purchaser to any Seller shall not exceed the proportion of total Consideration paid to such Seller.

2.3                                 The Purchaser shall only be liable in respect of any Claim brought by any Seller for breach of any of the Purchaser’s Warranties if the aggregate amount of all claims brought by the Sellers exceeds a total of £50,000 but once this minimum is exceeded, the Purchaser shall be liable for the full aggregated amount of the Claims and not just the excess, but subject always to the other limitations contained in this schedule 7.

2.4                                 The Purchaser shall not be liable for any damages or other amounts in respect of any Claim or Claims under any of the Purchaser’s Warranties unless the amount of an individual Claim, or a series of related claims to such Claim and arising from the same set of circumstances, exceeds £5,000.  For these purposes, where a Claim relates to more than one event, circumstance, act or omission which event, circumstance, act or omission, would separately constitute a breach of or give rise to a Claim for breach of any of the Purchaser’s Warranties such Claim shall be treated as a separate Claim in respect of each such event, circumstance, act or omission

3.                                      TIME LIMITS

3.1                                 The Purchaser shall be under no liability in respect of any claim unless notice of such claim giving reasonable details of the relevant facts, matters or circumstances giving rise to the claim (including an estimate of the amount of such claim if practicable and without prejudice to any claim any of the Sellers might actually make) shall have been served upon the Purchasers by the Sellers within 30 Business Days of any of the Sellers becoming aware that such facts, matters or circumstances may give rise to a claim and by no later than the second anniversary of the Effective Date; and

3.2                                 Any claim notified in accordance with Paragraph 3.1 of this Schedule and not satisfied, settled or withdrawn shall be unenforceable against the Purchaser on the expiry of the period of 6 months starting on the date of notification of the claim unless proceedings in respect of such claim have been issued and served on the Purchaser in accordance with the terms of this agreement.

4.                                      GENERAL

4.1                                 None of the Sellers shall be entitled to make any claim in respect of any facts, matters or circumstances if such facts, matters or circumstances have been Disclosed in this agreement and/or any of the other Transaction Documents or any agreed form disclosure letter from the Purchaser to the Sellers.

4.2                                 The Purchaser shall not be liable in respect of any claim: where the Sellers had actual knowledge of the facts, matters or circumstances which might give rise to such claim at Completion

5.                                      CONDUCT OF CLAIMS

5.1                                 Subject to any obligations any of the Sellers may have under any applicable policy of insurance, if any of the Sellers becomes aware that any claim has been made against any member of the Jump Group by a third party after Completion which is likely to result in any of the Sellers being entitled to make a claim against the Purchaser by virtue of a breach of any Purchaser’s Warranty the Sellers shall:

(a)                                  give notice of such claim to the Purchaser as soon as reasonably practicable, but not later than 10 Business Days after becoming aware of such Claim, specifying in reasonable detail to the extent then available, the nature of the potential liability and so far as practicable, the likely amount of such third party claim;

(b)                                 not make any admission of liability, agreement or compromise with any person, body or authority in relation thereto without, where practicable, having first notified the Purchaser of its intention to do so (unless to so notify would be to the material detriment of the Sellers);

(c)                                  take such action as the Purchaser shall reasonably request to avoid, dispute, resist, compromise, defend or mitigate any such claim (other than any claim the avoidance, dispute, resistance, compromise, defence or mitigation of which would be likely to materially adversely affect the goodwill of the business of the relevant Seller or any claim which seeks or in respect of which there has been granted injunctive relief) provided that the Purchaser shall hold harmless all the Sellers against all Losses incurred by any of them arising from any action taken by any Seller at the request of the Purchaser pursuant to this paragraph 5; and

(d)                                 consult as fully as is reasonably practicable with the Purchaser as regards the conduct of any proceedings arising out of such claim and keep the Purchaser reasonably informed of the progress of such third party claim.

5.2                                 Notwithstanding the preceding provisions of this Schedule, if at any time the Purchaser pays to any of the Sellers an amount in respect of any claim and either of the Sellers subsequently becomes entitled to recover from any third party any sum in respect of the facts, matters or circumstances giving rise to the claim then the Sellers shall take all necessary steps to enforce such recovery.  If the Sellers shall at any time recover any sum from a third party which is referable to the facts, matters or circumstances giving rise to any claim in respect of which the Purchaser has paid any sum to any of the Sellers then provided that there are no outstanding claims or disputes between the Purchaser and the Sellers or any of them (or, if there are any such disputes or claims, following the final adjudication or settlement of them):

(a)                                  if the amount paid by the Purchaser in respect of the claim is more than the Sum Recovered, the Sellers shall immediately pay to the Purchaser the Sum Recovered; and

(b)                                 if the amount paid by the Purchaser in respect of the claim is less than or equal to the Sum Recovered, the Sellers shall immediately pay to the Purchaser an amount equal to the amount paid by the Purchaser;

For the purpose of this Clause “Sum Recovered” means an amount equal to the total of the amount recovered from the relevant third party plus any repayment, supplement or interest in respect of the amount recovered from the person under Section 825 or 826 of ICTA less any tax computed by reference to the amount recovered from the person payable by the Purchaser or the Sellers in recovering the amount from the third party and all costs payable by the Sellers in making any such recovery.

6.                                      CHANGE IN LEGISLATION

No liability shall attach the Purchaser in respect of any claim to the extent that such claim would not have arisen (or the amount of the claim would not have been increased) but for a change in legislation made after the date hereof or a change in the interpretation of the law after the date hereof (whether or not such change purports to be effective retrospectively in whole or in part) or if such claim would not have arisen (or the amount of the claim would not have been increased) but for any judgement delivered after the date hereof.

7.                                      CONTINGENT AND UNQUANTIFIABLE LIABILITIES

No liability shall attach to the Purchaser in respect of any claim to the extent that the claim is based upon a liability which is contingent only or is otherwise not capable of being quantified unless and until such liability ceases to be contingent and becomes an actual liability or becomes capable of being quantified, as the case may be, provided that this paragraph shall not operate to avoid a claim made in respect of a contingent or unquantifiable liability within the applicable time limits specified in paragraph 3 of this schedule if the notice of such claim has been served before the expiry of the relevant period (even if such liability does not become an actual or quantifiable liability, as the case may be, until after the expiry of such period).

8.                                      NO DOUBLE RECOVERY

8.1                                 No Seller shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once for the same Loss.

9.                                      WAIVER

Each of the Sellers irrevocably and unconditionally waives any right it may have to rescind this agreement.

10.                               SURVIVAL OF THESE PROVISIONS

The provisions of this schedule 7 apply notwithstanding any other provision of this agreement and will not be discharged or cease to have effect in consequence of any termination of any other provisions of this agreement.

11.                               MITIGATION NOT AFFECTED

Nothing in this agreement shall affect the application of the common law rules on mitigation in respect of any claim or any matter giving rise to a claim.

12.                               FRAUD

None of the limitations on the liability of the Purchaser set out in this schedule (whether as to the quantum of the claim, the time limit for notification of the claim, the procedures or requirements for making a claim or otherwise) shall apply to any claim against the Purchaser to the extent that the liability of any of the Purchaser in respect of that claim arises from fraud, wilful default, concealment, dishonesty or deliberate non-disclosure on the part of the Purchaser.

SCHEDULE 8

Short Particulars of Properties

(1)	(2)	(3)	(4)
Legal Owner	Description	Lease	Occupant
Dima Partnership (lessor)	Unit 4E & 4F, 33-34 Warple Way, London, W3 ORG	Lease dated 19 January 2006 made between Dima Partnership (1) and Cycling Television Limited (2) for a term of 2 years from and including 19 January 2006	Cycling Television Limited